                                                                 Exhibit 10.33

                            WEIRTON STEEL CORPORATION


                              AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT

                             Dated: __________, 2002

                                  $200,000,000

                            FLEET CAPITAL CORPORATION
                INDIVIDUALLY AND AS AGENT FOR ANY LENDER WHICH IS
                           OR BECOMES A PARTY HERETO,

                          FOOTHILL CAPITAL CORPORATION
                     INDIVIDUALLY AND AS SYNDICATION AGENT,

                       THE CIT GROUP/BUSINESS CREDIT, INC.
                   INDIVIDUALLY AND AS A DOCUMENTATION AGENT,

                            GMAC BUSINESS CREDIT, LLC
                    INDIVIDUALLY AND AS A DOCUMENTATION AGENT

                                       AND

                             FLEET SECURITIES, INC.
                                AS LEAD ARRANGER
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                                TABLE OF CONTENTS

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SECTION 1.  CREDIT FACILITY.............................................................................................   1
    1.1.       Loans....................................................................................................   1
    1.2.       Letters of Credit; LC Guaranties.........................................................................   3
    1.3.       Tandem Mill Subfacility..................................................................................   4
    1.4.       Effect of Amendment and Restatement......................................................................   4

SECTION 2.  INTEREST, FEES AND CHARGES..................................................................................   4
    2.1.       Interest.................................................................................................   4
    2.2.       Computation of Interest and Fees.........................................................................   5
    2.3.       Fee Letters..............................................................................................   5
    2.4.       Letter of Credit and LC Guaranty Fees....................................................................   5
    2.5.       Unused Line Fee..........................................................................................   6
    2.6.       Facility Reduction/Termination...........................................................................   6
    2.7.       Audit Fees...............................................................................................   6
    2.8.       Reimbursement of Expenses................................................................................   7
    2.9.       Bank Charges.............................................................................................   7
    2.10.      Collateral Protection Expenses; Appraisals...............................................................   7
    2.11.      Payment of Charges.......................................................................................   8
    2.12.      No Deductions............................................................................................   8

SECTION 3.  LOAN ADMINISTRATION.........................................................................................   8
    3.1.       Manner of Borrowing Revolving Credit Loans/LIBOR Option..................................................   8
    3.2.       Payments.................................................................................................  11
    3.3.       Optional Reductions/Prepayments..........................................................................  13
    3.4.       Application of Payments and Collections..................................................................  16
    3.5.       All Loans to Constitute One Obligation...................................................................  16
    3.6.       Loan Account.............................................................................................  16
    3.7.       Statements of Account....................................................................................  17
    3.8.       Increased Costs..........................................................................................  17
    3.9.       Basis for Determining Interest Rate Inadequate...........................................................  18
    3.10.      Sharing of Payments, Etc.................................................................................  19
    3.11.      Estoppel Certificate.....................................................................................  19

SECTION 4.  TERM AND TERMINATION........................................................................................  19
    4.1.       Term of Agreement........................................................................................  19
    4.2.       Termination..............................................................................................  19

SECTION 5.  SECURITY INTERESTS..........................................................................................  20
    5.1.       Security Interest in Collateral..........................................................................  20
    5.2.       Intentionally Omitted....................................................................................  21

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
    5.3.       Lien Perfection; Further Assurances......................................................................  21
    5.4.       Lien on Realty...........................................................................................  22

SECTION 6.  COLLATERAL ADMINISTRATION...................................................................................  22
    6.1.       General..................................................................................................  22
    6.2.       Administration of Accounts...............................................................................  23
    6.3.       Administration of Inventory..............................................................................  25
    6.4.       Records and Schedules of Equipment.......................................................................  25
    6.5.       Payment of Charges.......................................................................................  26

SECTION 7.  REPRESENTATIONS AND WARRANTIES..............................................................................  26
    7.1.       General Representations and Warranties...................................................................  26
    7.2.       Continuous Nature of Representations and Warranties......................................................  33
    7.3.       Survival of Representations and Warranties...............................................................  34

SECTION 8.  COVENANTS  AND  CONTINUING  AGREEMENTS......................................................................  34
    8.1.       Affirmative Covenants....................................................................................  34
    8.2.       Negative Covenants.......................................................................................  37

SECTION 9.  CONDITIONS PRECEDENT........................................................................................  45
    9.1.       Conditions to Effectiveness of this Agreement............................................................  45
    9.2.       Conditions to Future Advances............................................................................  46

SECTION 10.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT..........................................................  47
    10.1.      Events of Default........................................................................................  47
    10.2.      Acceleration of the Obligations..........................................................................  49
    10.3.      Other Remedies...........................................................................................  50
    10.4.      Set Off and Sharing of Payments..........................................................................  51
    10.5.      Remedies Cumulative; No Waiver...........................................................................  52

SECTION 11.  THE AGENT..................................................................................................  52
    11.1.      Authorization and Action.................................................................................  52
    11.2.      Agent's Reliance, Etc....................................................................................  53
    11.3.      Fleet and Affiliates.....................................................................................  54
    11.4.      Lender Credit Decision...................................................................................  54
    11.5.      Indemnification..........................................................................................  54
    11.6.      Rights and Remedies to be Exercised by Agent Only........................................................  55
    11.7.      Agency Provisions Relating to Collateral.................................................................  55
    11.8.      Agent's Right to Purchase Commitments....................................................................  56
    11.9.      Right of Sale, Assignment, Participations................................................................  56
    11.10.     Amendment................................................................................................  58
    11.11.     Agent's Limited Call Right...............................................................................  58
    11.12.     Resignation of Agent; Appointment of Successor...........................................................  59
    11.13.     Syndication Agent and Documentation Agents...............................................................  59


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
SECTION 12.  MISCELLANEOUS..............................................................................................  59
    12.1.      Power of Attorney........................................................................................  59
    12.2.      Indemnity................................................................................................  60
    12.3.      Sale of Interest.........................................................................................  61
    12.4.      Severability.............................................................................................  61
    12.5.      Successors and Assigns...................................................................................  61
    12.6.      Cumulative Effect; Conflict of Terms.....................................................................  61
    12.7.      Execution in Counterparts................................................................................  61
    12.8.      Notice...................................................................................................  61
    12.9.      Consent..................................................................................................  62
    12.10.     Credit Inquiries.........................................................................................  63
    12.11.     Time of Essence..........................................................................................  63
    12.12.     Entire Agreement.........................................................................................  63
    12.13.     Interpretation...........................................................................................  63
    12.14.     Confidentiality..........................................................................................  63
    12.15.     GOVERNING LAW; CONSENT TO FORUM..........................................................................  63
    12.16.     WAIVERS BY BORROWER......................................................................................  64
    12.17.     Advertisement............................................................................................  65

                              AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT


         THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made as of this ____ day of __________, 2002, by and among FLEET CAPITAL CORPORATION ("Fleet"), a Rhode Island corporation with an office at One South Wacker Drive, Suite 1400, Chicago, Illinois 60606, individually as a Lender and as Agent ("Agent") for itself and any other financial institution which is or becomes a party hereto (each such financial institution, including Fleet, is referred to hereinafter individually as a "Lender" and collectively as the "Lenders"), FOOTHILL CAPITAL CORPORATION, a California corporation with an office at 2450 Colorado Avenue, Suite 3000 West, Santa Monica, California 90404, individually as a Lender and as Syndication Agent for itself and the Lenders, THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation with an office at 10 South LaSalle Street, 22nd Floor, Chicago, Illinois 60603, individually as a lender and as a Documentation Agent for itself and the Lenders, GMAC BUSINESS CREDIT, LLC, a Delaware limited liability company with an office at 461 Fifth Avenue, 21st Floor, New York, New York 10017, individually as a lender and as a Documentation Agent for itself and the Lenders, the LENDERS and WEIRTON STEEL CORPORATION, a Delaware corporation with its principal executive office at 400 Three Springs Drive, Weirton, West Virginia 26062 ("Borrower"). Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied. This Agreement shall become effective on the Effective Date, and, at such time, shall amend, restate, supercede and replace in its entirety that certain Loan and Security Agreement dated as of October 26, 2001, as amended or otherwise modified through the date hereof, by and among Agent, Syndication Agent, each Documentation Agent, Lenders and Borrower (the "Original Loan Agreement"). Until the Effective Date, this Agreement shall have no force or effect and the Original Loan Agreement shall remain in full force and effect. If the Effective Date does not occur on or before June 30, 2002 this Agreement shall be null and void.

                           SECTION 1. CREDIT FACILITY

         Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make a Total Credit Facility of up to $200,000,000 available upon Borrower's request therefor, as follows:

         1.1.     Loans.

         1.1.1. Revolving Credit Loans. Each Lender agrees, severally and not jointly, for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrower from time to time during the period from the date hereof to but not including the last day of the Term, as requested by Borrower in the manner set forth in subsection 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the lesser of (i) such Lender's Revolving Loan Commitment minus the

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     product of such Lender's Revolving Loan Percentage and the LC Amount minus the product of such Lender's Revolving Loan Percentage and reserves, if any or (ii) the product of such Lender's Revolving Loan Percentage and an amount equal to the Borrowing Base at such time minus the LC Amount minus reserves, if any. Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent shall deem necessary or appropriate in its judgment, against the amount of Revolving Credit Loans which Borrower may otherwise request under this subsection 1.1.1, including without limitation with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Borrower's business;
     (ii) potential dilution related to Accounts; (iii) shrinkage and obsolescence of Borrower's Inventory; (iv) slow moving, damaged or defective Inventory; (v) other sums chargeable against Borrower's Loan Account as Revolving Credit Loans under any section of this Agreement; (vi) amounts owing by Borrower to any Person to the extent secured by a Lien on, or trust over, any Property of Borrower; (vii) accrued and unpaid interest in respect of the Senior Notes and the Indebtedness under the City Loan Agreement outstanding on the date of completion of the Permitted Note Exchange Offer and accruing thereafter; (viii) accrued and unpaid interest to be paid in cash in respect of the Exchange Instruments (which reserve shall be adjusted on a monthly basis); (ix) amounts that may be owing by Borrower in connection with Product Obligations; and (x) such other specific events, conditions or contingencies as to which Agent, in its reasonable credit judgment, determines reserves should be established from time to time hereunder. Notwithstanding the foregoing, Agent shall not establish any reserves in respect of any matters relating to any items of Collateral that have been taken into account in determining Eligible Inventory or Eligible Accounts, as applicable. The Revolving Credit Loans shall be repayable in accordance with the terms of the Revolving Notes and shall be secured by all of the Collateral. The Revolving Credit Loans may be repaid and reborrowed without penalty, subject to the provisions of subsection 3.2.5.

         1.1.2. Intentionally Omitted.

         1.1.3. Use of Proceeds. The Revolving Credit Loans shall be used solely for Borrower's general operating capital needs in a manner consistent with the provisions of this Agreement and all applicable laws, and for other purposes permitted under this Agreement.

         1.1.4. Collateral Protection Loans. Upon the occurrence and during the continuance of an Event of Default, Agent, in its sole discretion, may make Revolving Credit Loans, in an aggregate amount not to exceed $7,000,000, if Agent deems that such Revolving Credit Loans are necessary to protect all or any portion of the Collateral (hereinafter, "Collateral Protection Loans"). Each Lender shall be obligated to advance its Revolving Loan Percentage of each Collateral Protection Loan. If Collateral Protection Loans are made pursuant to the preceding sentence, then (a) the Borrowing Base shall be deemed increased by the amount of such permitted Collateral Protection Loans, but only for so long as Agent allows such

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     Collateral Protection Loans to be outstanding, and (b) all Lenders that have committed to make Revolving Credit Loans shall be bound to make, or permit to remain outstanding, such Collateral Protection Loans based upon their Revolving Loan Percentages in accordance with the terms of this Agreement. In no event shall Agent make Collateral Protection Loans under this subsection 1.1.4 to the extent such Collateral Protection Loans would cause a Lender's share of the Revolving Credit Loans (inclusive of such Collateral Protection Loans) to exceed such Lender's Revolving Loan Commitment minus the product of such Lender's Revolving Loan Percentage and the LC Amount minus the product of such Lender's Revolving Loan Percentage and reserves, if any.

         1.1.5. Swingline Loans. In order to reduce the frequency of transfers of funds from Lenders to Agent for making Revolving Credit Loans and for so long as no Default or Event of Default exists, Agent shall be permitted (but not required) to make Revolving Credit Loans to Borrower upon request by Borrower (such Revolving Credit Loans to be designated as "Swingline Loans") provided that the aggregate amount of Swingline Loans outstanding at any time will not (i) exceed $10,000,000; (ii) when added to the principal amount of all other Revolving Credit Loans then outstanding plus the LC Amount, exceed the total Revolving Credit Commitments of all Lenders; or (iii) when added to the principal amount of all other Revolving Credit Loans then outstanding plus the LC Amount plus reserves, if any, exceed the Borrowing Base. Within the foregoing limits, Borrower may borrow, repay and reborrow Swingline Loans. All Swingline Loans shall be treated as Revolving Credit Loans for purposes of this Agreement, except that all Swingline Loans shall be Base Rate Portions. Lenders shall reimburse Agent for their pro rata portions of the Swingline Loans on a weekly (or more frequently, as determined by Agent in its sole discretion) basis, in accordance with their respective Revolving Loan Percentages.

         1.2. Letters of Credit; LC Guaranties.


         Agent agrees, for so long as no Default or Event of Default exists and if requested by Borrower, to (i) issue its, or cause to be issued by Bank or another Affiliate of Agent, on the date requested by Borrower, Letters of Credit for the account of Borrower or (ii) execute LC Guaranties by which Agent, Bank, or another Affiliate of Lender, on the date requested by Borrower, shall guaranty the payment or performance by Borrower of its reimbursement obligations with respect to Letters of Credit and standby letters of credit issued for Borrower's account by other Persons in support of Borrower's obligations (other than obligations for the repayment of Money Borrowed); provided that the LC Amount shall not exceed $25,000,000 at any time. No Letter of Credit or LC Guaranty may have an expiration date after the 30th day prior to the last day of the Term. Notwithstanding anything to the contrary contained herein, Borrower, Agent and Lenders hereby agree that all LC Obligations and all obligations of Borrower relating thereto shall be satisfied by the prompt issuance of one or more Revolving Credit Loans that are Base Rate Portions, which Borrower hereby acknowledges are requested and Lenders hereby agree to fund. In the event that Revolving Credit Loans are not, for any reason, promptly made to satisfy all then existing LC Obligations,

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each Lender hereby agrees to pay to Agent, on demand, an amount equal to such LC
Obligations multiplied by such Lender's Revolving Loan Percentage, and until so paid, such amount shall be secured by the Collateral and shall bear interest and be payable at the same rate and in the same manner as Base Rate Portions. Immediately upon the issuance of a Letter of Credit or an LC Guaranty under this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation therein equal to such LC Obligations multiplied by such Lender's Revolving Loan Percentage.

         1.3. Tandem Mill Subfacility.

         Each Lender severally made a loan (collectively, the "Tandem Mill Subfacility") to Borrower on the Original Closing Date, in the aggregate principal amount of $25,000,000, which is repayable in accordance with the terms of the Tandem Mill Subfacility Loan Notes and is secured by all of the Collateral. On the Effective Date, Borrower shall be deemed to have borrowed Revolving Credit Loans pursuant to subsection 1.1.1 in an aggregate amount sufficient to repay in full the Tandem Mill Subfacility, at which time the Tandem Mill Subfacility shall terminate. Each Lender shall promptly thereafter transmit its original Tandem Mill Subfacility Loan Note to Agent for cancellation and return to Borrower.

         1.4. Effect of Amendment and Restatement.

         On the Effective Date, the indebtedness and other liabilities of Borrower previously governed by the Original Loan Agreement, except to the extent provided in Section 1.3 with respect to the Tandem Mill Subfacility on the Effective Date, shall continue in full force and effect, but shall be governed by the terms and conditions set forth in this Agreement. Such liabilities, together with any and all additional liabilities incurred by Borrower hereunder or under any of the other Loan Documents, shall continue to be secured by, among other things, the Collateral, whether now existing or hereafter acquired and wheresoever located, all as more specifically set forth herein and in the Security Documents. Borrower hereby reaffirms its obligations, liabilities, grants of security interests, pledges and the validity of all covenants by Borrower contained in any and all Security Documents. The execution and delivery of this Agreement shall not constitute a novation or repayment of the indebtedness outstanding under the Original Loan Agreement. Borrower hereby acknowledges and agrees that on and after the Effective Date any and all references in any Loan Documents to the Original Loan Agreement shall be deemed to be amended to refer to this Agreement. Borrower hereby reaffirms its obligations, liabilities and indebtedness arising under each of the Loan Documents existing on the date hereof, in each case after giving effect to the provisions of the preceding sentence.

                      SECTION 2. INTEREST, FEES AND CHARGES

         2.1. Interest.

         2.1.1. Rates of Interest. Interest shall accrue on the principal amount of the Base Rate Portions outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin then in effect plus the Base Rate. Said rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs. If Borrower exercises its LIBOR Option as provided in Section 3.1, interest shall accrue on the principal amount of the LIBOR Portions outstanding at the end of each day at a rate per annum equal to the Applicable Margin then in effect plus the LIBOR applicable to each LIBOR Portion for the corresponding Interest Period.

         2.1.2. Default Rate of Interest. At the option of Agent or the Majority Lenders, upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest at a rate per annum equal to 2.0% plus the interest rate otherwise applicable thereto (the "Default Rate").

         2.1.3. Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Rate"). If at any time, the amount of interest paid hereunder is limited by the Maximum Rate, and the amount at which interest accrues hereunder is subsequently below the Maximum Rate, the rate at which interest accrues hereunder shall remain at the Maximum Rate, until such time as the aggregate interest paid hereunder equals the amount of interest that would have been paid had the Maximum Rate not applied. If any provisions of this Agreement or the Notes are in contravention of any such law, such provisions shall be deemed amended to conform thereto.

         2.2. Computation of Interest and Fees.


         Interest, Letter of Credit and LC Guaranty fees and Unused Line Fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days.

         2.3. Fee Letters.

         Borrower shall pay to Agent certain fees and other amounts in accordance with the terms of the two fee letters between Borrower and Agent (the "Fee Letters").

         2.4. Letter of Credit and LC Guaranty Fees.


         Borrower shall pay to Agent for standby Letters of Credit and LC Guaranties of standby letter of credit, for the ratable benefit of Lenders, a per annum fee equal to the Applicable Margin then in effect for LIBOR Portions, of the aggregate face amount of such Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, plus all normal and customary charges associated with the issuance thereof, which fees and charges shall be deemed fully earned upon issuance of each such Letter of Credit or LC

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Guaranty, shall be due and payable on the first Business Day of each month and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Notwithstanding the foregoing, of the fee described above, a portion thereof equal to .25% per annum shall be payable to the issuer of the Letter of Credit or LC Guaranty as applicable, and the balance shall be retained, ratably, by the Lenders.

         2.5. Unused Line Fee.


         Borrower shall pay to Agent, for the ratable benefit of Lenders, a per annum fee (the "Unused Line Fee") equal to .50% multiplied by the average daily amount by which $200,000,000 exceeds the sum of (i) the outstanding principal balance of the Loans plus (ii) the LC Amount; provided, that for purposes of allocating the Unused Line Fee among Lenders, outstanding Swingline Loans shall not be included as part of the outstanding principal balance of the Loans for purposes of calculating such fees owed to Lenders other than Agent). The Unused Line Fee shall be payable monthly in arrears on the first day of each month hereafter.

         2.6. Facility Reduction/Termination.

         If, prior to the second anniversary of the Original Closing Date, (i) Borrower elects to terminate this Agreement, (ii) the Revolving Loan Commitments are otherwise terminated or (iii) Borrower makes optional reductions of the Revolving Loan Commitments pursuant to the provisions of subsection 3.3.1 in an aggregate amount in excess of $20,000,000, Borrower shall pay to Agent, for the ratable benefit of Lenders (in addition to any other amounts due and owing pursuant to this Agreement, including amounts due and owing pursuant to the provisions of subsection 3.2.5), an amount equal to 2% of the Total Credit Facility if any of such events occurs on or before the first anniversary of the Original Closing Date and 1% of the Total Credit Facility if any of such events occurs after the first anniversary of the Original Closing Date and on or before the second anniversary of the Original Closing Date.

         2.7. Audit Fees.


         Borrower shall pay to Agent audit fees in accordance with Agent's schedule of fees in effect from time to time in connection with audits of the books and records and Properties of Borrower and its Subsidiaries and such other matters as Agent shall deem appropriate in its judgment, plus all reasonable out-of-pocket expenses incurred by Agent in connection with such audits, whether such audits are conducted by employees of Agent or by third parties hired by Agent. As of the Closing Date, Agent is charging audit fees at a rate equal to $750 per auditor work day, plus all reasonable out-of-pocket expenses. Such audit fees and out-of-pocket expenses shall be payable immediately upon demand therefor by Agent from time to time. Agent may, in its discretion, provide for the payment of such amounts by making appropriate Revolving Credit Loans to Borrower and charging Borrower's Loan Account therefor.

         2.8. Reimbursement of Expenses.

         If, at any time or times regardless of whether or not an Event of Default then exists, (i) Agent incurs reasonable legal or accounting expenses or any other reasonable costs or out-of-pocket expenses in connection with (1) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or any syndication or attempted syndication of the Obligations (including, without limitation, printing and distribution of materials to prospective Lenders and all costs associated with bank meetings, but excluding any closing fees paid to Lenders in connection therewith) or (2) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; or (ii) Agent or any Lender incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, Borrower or any other Person) relating to the Collateral, this Agreement or any of the other Loan Documents or Borrower's, any of its Subsidiaries' or any Guarantor's affairs; (2) any attempt to enforce any rights of Agent or any Lender against Borrower or any other Person which may be obligated to Agent or any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (3) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such legal and accounting expenses, other costs and out of pocket expenses of Agent or any Lender, as applicable, shall be charged to Borrower; provided, that Borrower shall not be responsible for such costs and out-of-pocket expenses to the extent incurred because of the gross negligence or willful misconduct of Agent or any Lender. All amounts chargeable to Borrower under this Section 2.8 shall be Obligations secured by all of the Collateral, shall be payable on demand to Agent or such Lender, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Base Rate Portions from time to time. Borrower shall also reimburse Agent for expenses incurred by Agent in its administration of the Collateral to the extent and in the manner provided in Sections 2.9 and 2.10 hereof.

         2.9. Bank Charges.


         Borrower shall pay to Agent, on demand, any and all fees, costs or expenses which Agent or any Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower, by Agent or any Lender, of proceeds of Loans made to Borrower pursuant to this Agreement and (ii) the depositing for collection by Agent or any Lender of any check or item of payment received or delivered to Agent or any Lender on account of the Obligations.

         2.10. Collateral Protection Expenses; Appraisals.


         All out-of-pocket expenses incurred in protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrower. If Borrower fails to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same

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and charge Borrower therefor. Additionally, from time to time, Agent may, at
Borrower's expense, obtain appraisals from appraisers (who may be personnel of Agent), stating the then current fair market value of all or any portion of the real estate or personal property of Borrower or any of its Subsidiaries. Borrower acknowledges that as of the Closing Date, Agent intends to obtain new appraisals of Borrower's Inventory at least four times annually.

         2.11. Payment of Charges.


         All amounts chargeable to Borrower under this Agreement shall be Obligations secured by all of the Collateral, shall be, unless specifically otherwise provided, payable on demand and shall bear interest from the date demand was made or such amount is due, as applicable, until paid in full at the rate applicable to Base Rate Portions from time to time.

         2.12. No Deductions.

         Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: taxes imposed on the income of Agent or any Lender or franchise taxes by the jurisdiction under the laws of which Agent or any Lender is organized or doing business or any political subdivision thereof and taxes imposed on its income by the jurisdiction of Agent's or such Lender's applicable lending office or any political subdivision thereof or franchise taxes (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such taxes imposed on net income, herein "Tax Liabilities"). If Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Agent or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after all required deductions are made, Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made.

                        SECTION 3. LOAN ADMINISTRATION.

         3.1. Manner of Borrowing Revolving Credit Loans/LIBOR Option.

         Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

         3.1.1. Loan Requests. A request for a Revolving Credit Loan (including without limitation a Swingline Loan) shall be made, or shall be deemed to be made, in the following manner: (i) Borrower may give Agent notice of its intention to borrow, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date, no later than 11:00 a.m. (Chicago, Illinois time) on the proposed borrowing date (or in accordance with subsection 3.1.7, 3.1.8 or 3.1.9, as applicable, in the case of a request for a LIBOR Portion), provided, however, that no such request may be made at a time when there exists a Default or an Event of Default; and (ii) the becoming due of any amount required to be paid under this Agreement, or the Notes, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation.

         3.1.2. Disbursement. Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, pursuant to subsection 3.1.1 as follows: (i) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(i) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrower and Agent from time to time or elsewhere if pursuant to a written direction from Borrower; and (ii) the proceeds of each Revolving Credit Loan deemed requested under subsection 3.1.1(ii) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation. If at any time a Revolving Credit Loan is funded by Agent or Lenders in excess of the amount requested or deemed requested by Borrower, Borrower agrees to repay the excess to Agent immediately upon the earlier to occur of (a) Borrower's discovery of the error and (b) notice thereof to Borrower from Agent or any Lender.

         3.1.3. Payment by Lenders. Agent shall give to each Lender prompt written notice by facsimile, telex or cable of the receipt by Agent from Borrower of any request for a Revolving Credit Loan. Each such notice shall specify the requested date and amount of such Revolving Credit Loan, whether such Revolving Credit Loan shall be subject to the LIBOR Option, and the amount of each Lender's advance thereunder (in accordance with its applicable Revolving Loan Percentage). Each Lender shall, not later than 12:00 p.m. (Chicago time) on such requested date, wire to a bank designated by Agent the amount of that Lender's Revolving Loan Percentage of the requested Revolving Credit Loan. The failure of any Lender to make the Revolving Credit Loans to be made by it shall not release any other Lender of its obligations hereunder to make its Revolving Credit Loan. Neither Agent nor any other Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender. The foregoing notwithstanding, Agent, in its sole discretion, may from its own funds make a Revolving Credit Loan on behalf of any Lender. In such event, the Lender on behalf of whom Agent made the Revolving Credit Loan shall reimburse Agent for the amount of such Revolving Credit Loan made on its behalf, on a weekly (or more frequent, as determined by Agent in its sole discretion) basis. On each such settlement date, Agent will pay to each Lender the net amount owing to such Lender in connection with such settlement, including without limitation amounts relating to Loans, fees, interest and other amounts payable hereunder. Swingline Loans will be settled between Agent and Lenders at the same time as other Revolving Credit Loans. The entire amount of interest attributable to each Revolving Credit Loan (including Swingline Loans) for the period from the date on which such Revolving Credit Loan was made by Agent on such Lender's behalf until Agent is reimbursed by such Lender, shall be paid to Agent for its own account.

         3.1.4. Authorization. Borrower hereby irrevocably authorizes Agent, in Agent's sole discretion, to advance to Borrower, and to charge to Borrower's Loan Account hereunder as a Revolving Credit Loan (which shall be a Base Rate Portion), a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month and to pay all fees, costs and expenses and other Obligations at any time owed by Borrower to Agent or any Lender hereunder.

         3.1.5. Letter of Credit and LC Guaranty Requests. A request for a Letter of Credit or LC Guaranty shall be made in the following manner:
     Borrower may give Agent and Bank a written notice of its request for the issuance of a Letter of Credit or LC Guaranty, not later than 11:00 a.m. (Chicago, Illinois time), one Business Day before the proposed issuance date thereof, in which notice Borrower shall specify the proposed issuer, issuance date and format and wording for the Letter of Credit or LC Guaranty being requested (which shall be satisfactory to Agent and the Person being asked to issue such Letter of Credit or LC Guaranty); provided, that no such request may be made at a time when there exists a Default or Event of Default. Such request shall be accompanied by an executed application and reimbursement agreement in form and substance satisfactory to Agent and the Person being asked to issue the Letter of Credit or LC Guaranty, as well as any required resolutions.

         3.1.6. Method of Making Requests. As an accommodation to Borrower, unless a Default or an Event of Default is then in existence, (i) Agent shall permit telephonic or electronic requests for Revolving Credit Loans to Agent, (ii) Agent and Bank may, in their discretion, permit electronic transmittal of requests for Letters of Credit and LC Guaranties to them, and (iii) Agent may, in Agent's discretion, permit electronic transmittal of instructions, authorizations, agreements or reports to Agent. Unless Borrower specifically directs Agent or Bank in writing not to accept or act upon telephonic or electronic communications from Borrower, neither Agent nor Bank shall have any liability to Borrower for any loss or damage suffered by Borrower as a result of Agent's or Bank's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent or Bank by Borrower, and neither Agent nor Bank shall have any duty to verify the origin of any such communication or the authority of the Person sending it. Each telephonic request for a Revolving Credit Loan, Letter of Credit or LC Guaranty accepted by Agent and Bank, if applicable, hereunder shall be promptly followed by a written confirmation of such request from Borrower to Lender and Bank, if applicable.

         3.1.7. LIBOR Portions. Notwithstanding the provisions of subsection 3.1.1, and provided that as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default exists, in the event Borrower desires to obtain a LIBOR Portion, Borrower shall give Agent a LIBOR Request no later than 11:00 a.m. (Chicago, Illinois time) on the third Business Day prior to the requested borrowing date. Each LIBOR Request shall be irrevocable and binding on Borrower. In no event shall Borrower be permitted to have outstanding at any one time LIBOR Portions with more than five (5) different Interest Periods.

         3.1.8. Conversion of Base Rate Portions. Provided that as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default exists, Borrower may, on any Business Day, convert any Base Rate Portion into a LIBOR Portion. If Borrower desires to convert a Base Rate Portion, Borrower shall give Agent a LIBOR Request no later then 11:00 a.m. (Chicago, Illinois time) on the third Business Day prior to the requested conversion date. After giving effect to any conversion of Base Rate Portions to LIBOR Portions, Borrower shall not be permitted to have outstanding at any one time LIBOR Portions with more than five (5) different Interest Periods.

         3.1.9. Continuation of LIBOR Portions. Provided that as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default exists, Borrower may, on any Business Day, continue any LIBOR Portions into a subsequent Interest Period of the same or a different permitted duration. If Borrower desires to continue a LIBOR Portion, Borrower shall give Agent a LIBOR Request no later than 11:00 a.m. (Chicago, Illinois time) on the third Business Day prior to the requested continuation date. After giving effect to any continuation of LIBOR Portions, Borrower shall not be permitted to have outstanding at any one time separate LIBOR Portions with more than five (5) different Interest Periods. If Borrower shall fail to give timely notice of its election to continue any LIBOR Portion or portion thereof as provided above, or if such continuation shall not be permitted, such LIBOR Portion or portion thereof, unless such LIBOR Portion shall be repaid, shall automatically be converted into a Base Rate Portion at the end of the Interest Period then in effect with respect to such LIBOR Portion.

         3.1.10. Inability to Make LIBOR Portions. Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection 3.1.10, the term "Lender" shall include the office or branch where such Lender or any corporation or bank then controlling such Lender makes or maintains any LIBOR Portions) to make or maintain its LIBOR Portions, or if with respect to any Interest Period, Agent is unable to determine the LIBOR relating thereto, or adverse or unusual conditions in, or changes in applicable law relating to, the London interbank market make it, in the reasonable judgment of Agent, impracticable to fund therein any of the LIBOR Portions, or make the projected LIBOR unreflective of the actual costs of funds therefor to any Lender, the obligation of Agent and Lenders to make or continue LIBOR Portions or convert Base Rate Portions to LIBOR Portions hereunder shall forthwith be suspended during the pendency of such circumstances and Borrower shall, if any affected LIBOR Portions are then outstanding, promptly upon request from Agent, convert such affected LIBOR Portions into Base Rate Portions.

         3.2. Payments.

         Except where evidenced by notes or other instruments issued or made by Borrower to any Lender and accepted by such Lender specifically containing payment instructions that are in conflict with this Section 3.2 (in which case the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:

         3.2.1. Principal.

                (i) Revolving Credit Loans. Principal on account of Revolving Credit Loans shall be payable by Borrower to Agent for the ratable benefit of Lenders immediately upon the earliest of (i) the receipt by Agent or Borrower of any proceeds of any of the Collateral (except as otherwise provided herein), including without limitation pursuant to
         (a) subsection 6.2.4, to the extent of said proceeds, subject to Borrower's rights to reborrow such amounts in compliance with subsection 1.1.1 hereof and (b) subsection 3.3.2, to the extent of said proceeds, subject to the provisions thereof regarding the possible reborrowing of such proceeds, the possible pledging of such proceeds or the possible permanent reduction of the Revolving Loan Commitments;
         (ii) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to
         Section 4 hereof. Each payment (including principal prepayment) by Borrower on account of principal of the Revolving Credit Loans shall be applied first to Base Rate Portions and then to LIBOR Portions.

                (ii) Intentionally omitted.

                (iii) Overadvances. If an Overadvance shall exist at any time, Borrower shall, on demand, repay the Overadvance.

         3.2.2. Interest.


                (i) Base Rate Portion. Interest accrued on Base Rate Portions shall be due and payable on the earliest of (1) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (2) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations or (3) termination of this Agreement pursuant to Section 4 hereof.

                (ii) LIBOR Portion. Interest accrued on each LIBOR Portion shall be due and payable on each LIBOR Interest Payment Date and on the earlier of (1) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations or (2) termination of this Agreement pursuant to Section 4 hereof.

         3.2.3. Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrower to Agent, as and when provided in

     Section 2 or Section 3 hereof, as applicable to Agent or a Lender, as applicable, or to any other Person designated by Agent or such Lender in writing.

         3.2.4. Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrower to Agent for distribution to Lenders, as appropriate, as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is later.

         3.2.5. Prepayment of/Failure to Borrow LIBOR Portions. Borrower may prepay a LIBOR Portion only upon at least three (3) Business Days prior written notice to Agent (which notice shall be irrevocable). Borrower shall pay to each Lender, upon request of such Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate such Lender for any loss, cost, or expense incurred as a result of: (i) any payment of a LIBOR Portion on a date other than the last day of the Interest Period for such LIBOR Portion; (ii) any failure by Borrower to borrow a LIBOR Portion on the date specified by Borrower's LIBOR Request; or (iii) any failure by Borrower to pay a LIBOR Portion on the date for payment specified in Borrower's written notice. Without limiting the foregoing, Borrower shall pay to each Lender a "yield maintenance fee" in an amount computed as follows: the current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the Interest Period chosen pursuant to the LIBOR Portion as to which the prepayment is made, shall be subtracted from the LIBOR in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period chosen pursuant to the LIBOR Portion as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the LIBOR Portion as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to the applicable Lender upon the prepayment of a LIBOR Portion. If by reason of an Event of Default, Agent or Majority Lenders elect to declare the Obligations to be immediately due and payable, then any yield maintenance fee with respect to a LIBOR Portion shall become due and payable in the same manner as though Borrower had exercised such right of prepayment.

         3.3. Optional Reductions/Prepayments.

         3.3.1. Optional Reductions of Revolving Loan Commitments. Borrower may, at its option from time to time upon not less than three (3) Business Days' prior written notice to Agent, terminate in whole or permanently reduce ratably in part, the unused portion of the Revolving Loan Commitments, provided, however, that each such partial reduction shall be in an amount of $5,000,000 or integral multiples of $500,000 in excess thereof. Except for charges under subsection 3.2.5 applicable to prepayments of LIBOR Portions and except for charges under Section 2.6 applicable to a termination or reduction of the Revolving Loan Commitments, such reductions shall be without premium or penalty.

         3.3.2. Mandatory Prepayments. If Borrower or one of its Subsidiaries sells or finances any of the Collateral, or if any of the Collateral is lost, damaged, destroyed or taken by condemnation, Borrower shall, unless otherwise agreed by all Lenders, pay to Agent for the ratable benefit of Lenders, as and when received by Borrower or such Subsidiary and as a mandatory prepayment of the Loans, as herein provided, a sum equal to the proceeds (including insurance and condemnation payments, but net of costs and taxes incurred in connection with such event) received by Borrower or such Subsidiary for such sale, financing, loss, damage, destruction or condemnation. To the extent that the Collateral sold, financed, leased, lost, damaged, destroyed or condemned consists of Accounts, Inventory or other Property which is not "Collateral," as defined in the Exchange Intercreditor Agreement, the applicable prepayment shall be applied to reduce the outstanding principal balance of the Revolving Credit Loans, but shall not permanently reduce the Revolving Loan Commitments. To the extent that the Collateral sold, financed, leased, lost, damaged, destroyed, or condemned consists of Tandem Mill Collateral, Hot Mill Collateral, Tin Mill Collateral, or other Property which is "Collateral" as defined in the Exchange Intercreditor Agreement, the amount of such prepayment shall be as set forth in the Exchange Intercreditor Agreement, such prepayment will be applied to reduce the outstanding principal balance of the Revolving Credit Loans and, to the extent set forth below, such prepayment shall permanently reduce the Revolving Loan Commitments:

                (i) in the case of an Approved Sale, by an amount equal to the Net Cash Proceeds of such Approved Sale required by the terms of Majority Lenders' consent to such transaction (if required) to be paid to Agent and applied to the Revolving Credit Loans;

                 (ii) in the case of an Approved Sale and Leaseback not related to the Tandem Mill Collateral, by an amount equal to the Net Cash Proceeds of such Approved Sale and Leaseback required by the terms of Majority Lenders' consent to such transaction (if required) to be paid to Agent and applied to the Revolving Credit Loans;

                 (iii) in the case of an Approved Financing Transaction constituting a Permitted Tandem Mill Transaction, by an amount equal to the lesser of $25,000,000 and the amount of the Tandem Mill Financing Proceeds paid to Agent and applied to the Revolving Credit Loans, but only to the extent such reduction is required pursuant to the terms of clause (iv) of the definition of the term "Permitted Indebtedness" contained in the Exchange Note Indenture or clause (a) of the definition of the term "Permitted Liens" contained in the Exchange Note Indenture; and

                 (iv) in the case of proceeds of any of the Tandem Mill Collateral, any of the Tin Mill Collateral or any of the Hot Mill Collateral that consists of insurance arising from damage to or destruction of such Property or proceeds of condemnation awards with respect to such Property, by an amount set forth in the next paragraph.

     All of the proceeds of insurance or condemnation described in clause (iv) above shall be promptly delivered to Agent and placed in a cash collateral account in a financial institution acceptable to Agent that is pledged to Agent as security for the Obligations in a manner acceptable to Agent (a "Pledged Account") for a period of up to 30 days pending resolution of its application (provided, that if such pledged amounts are at any time thereafter applied to the Revolving Credit Loans, the Revolving Loan Commitments shall be permanently reduced by the amount of such pledged amounts so applied). If Borrower shall determine that it desires to repair, rebuild or replace the applicable Property, such amount shall remain in such Pledged Account and shall be released to Borrower as required in order to permit the repair, rebuilding or replacement of such Property; provided, that if (i) an Event of Default is then in existence or occurs during the period that all or a portion of such proceeds are located in the Pledged Account or (ii) such proceeds are not used for the purpose of repairing, rebuilding or replacing of such Property prior to the expiration of the Restoration Period, Majority Lenders shall have the right to (a) suspend Borrower's right to access such proceeds in the Pledged Account and (b) apply such amounts to the outstanding principal balance of the Revolving Credit Loans and shall permanently reduce the Revolving Loan Commitments by the amount of such proceeds so applied. If Borrower shall determine not to repair, rebuild or replace the applicable Property, such amounts shall be applied to the outstanding principal balance of the Revolving Credit Loans and shall permanently reduce the Revolving Loan Commitments by the amount of such proceeds so applied.

     For purposes hereof, the term "Restoration Period" means the period beginning on the date that the proceeds of insurance or condemnation, as applicable, are paid to Borrower and ending on the date, determined by Agent or its construction consultant, which would allow Borrower a sufficient amount of time to complete such repair, reconstruction or replacement if pursued diligently and continuously. Funds in the Pledged Account shall be disbursed upon satisfaction of such reasonable conditions as Agent may impose, including, without limitation, submission of invoices or paid receipts, lien waivers and evidence that funds adequate for completion of such repairs, reconstruction or replacement are available.

     Notwithstanding the foregoing provisions regarding the permanent reduction of the Revolving Loan Commitments, upon request by Borrower, Majority Lenders may agree to permit Borrower to use a portion of the Net Cash Proceeds of an Approved Sale or an Approved Sale and Leaseback not related to the Tandem Mill Collateral to purchase replacement Properties to be used in the business of making, processing or distributing steel products (including, without limitation, tin products or other coated steel products). If Majority Lenders so agree, the Net Cash Proceeds of such Approved Sale or Approved Sale and Leaseback shall be placed in and shall remain in a Pledged Account and shall be released to Borrower as required in order to permit the purchase of such replacement Properties; provided, that if (i) an Event of Default occurs during the period that all or a portion of such proceeds are located in the Pledged Account or (ii) such proceeds are not used for such purposes within 270 days after the original Approved Sale or Approved Sale and Leaseback, Majority Lenders shall have the right to (a) suspend Borrower's right to access such proceeds in the Pledged Account and (b) apply such amounts to the outstanding principal balance of the Revolving Credit Loans and shall permanently reduce the Revolving Loan Commitments by the amount of such proceeds so applied.

         3.4. Application of Payments and Collections.

         All items of payment received by Agent by 12:00 noon, Chicago, Illinois, time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, Chicago, Illinois, time, on any Business Day shall be deemed received on the following Business Day. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Agent from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent may deem advisable, notwithstanding any entry by Agent or any Lender upon any of its books and records. Amounts received by the Agent shall be for further credit to the accounts of Lenders pursuant to the settlement procedures contained in subsection 3.1.3 of this Agreement. Notwithstanding the foregoing, payments and collections shall not be applied to Obligations consisting of Derivative Obligations or Product Obligations at any time that any other Obligations are then due and payable. If as the result of collections of Accounts as authorized by subsection 6.2.4 hereof or otherwise, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrower, but shall be disbursed to Borrower or otherwise at Borrower's direction in the manner set forth in subsection 3.1.2, upon Borrower's request at any time, so long as no Default or Event of Default then exists. Agent may at its option, offset such credit balance against any of the Obligations upon and during the continuance of an Event of Default.

         3.5. All Loans to Constitute One Obligation.


         The Loans and LC Guarantees shall constitute one general Obligation of Borrower, and shall be secured by Agent's Lien upon all of the Collateral as provided in Section 5 hereof.

         3.6. Loan Account.


         Agent shall enter all Loans as debits to a loan account (the "Loan Account") and shall also record in the Loan Account all payments made by Borrower on any Obligations and all proceeds of Collateral which are finally paid to Agent, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower.

         3.7. Statements of Account.


         Agent will account to Borrower monthly with a statement of Loans, charges and payments made pursuant to this Agreement during the immediately preceding month, and such account rendered by Agent shall be deemed final, binding and conclusive upon Borrower absent demonstrable error unless Agent is notified by Borrower in writing to the contrary within 30 days of the date each accounting is received by Borrower. Such notice shall only be deemed an objection to those items specifically objected to therein.

         3.8. Increased Costs.


         If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted or implemented after the date of this Agreement and having general applicability to all banks or finance companies within the jurisdiction in which any Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any governmental authority charged with the interpretation or application thereof, or the compliance of such Lender therewith, shall:

              (i) (1) subject such Lender to any tax with respect to this Agreement (other than (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and (b) any tax collected by a withholding on payments and which neither is computed by reference to the net income of the payee nor is in the nature of an advance collection of a tax based on or measured by the net income of the payee) or (2) change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder or under any Loan Documents (other than in respect of (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and
         (b) any tax collected by a withholding on payments and which neither is computed by reference to the net income of the payee nor is in the nature of an advance collection of a tax based on or measured by the net income of the payee);

              (ii) impose, modify or hold applicable any reserve (except any reserve taken into account in the determination of the applicable LIBOR), special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of such Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

              (iii) impose on such Lender or the London interbank market any other condition with respect to any Loan Document;

         and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining Loans hereunder, or the result of any of the foregoing is to reduce the rate of return on such Lender's capital as a consequence of its obligations hereunder, in either case by or to an amount that such Lender deems to be material, or the result of any of the foregoing is to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans, then, in any such case, Borrower shall pay such Lender, upon demand and certification not later than sixty (60) days following its receipt of notice of the imposition of such increased costs or such reduction, such additional amount as will compensate such Lender for such additional cost or such reduction, as the case may be, to the extent such Lender has not otherwise been compensated. An officer of the applicable Lender shall determine the amount of such additional cost or such reduction using reasonable averaging and attribution methods and shall certify the amount of such additional cost or such reduction to Borrower, which certification shall include a written explanation of such additional cost or such reduction to Borrower. Such certification shall be conclusive absent demonstrable error. If a Lender claims any additional cost or reduced amount pursuant to this
         Section 3.8, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different lending office or to file any certificate or document reasonably requested by Borrower if the making of such designation or filing would avoid the need for, or reduce the amount of, any such additional cost or such reduction and would not, in the sole discretion of such Lender, be otherwise disadvantageous to such Lender.

         3.9. Basis for Determining Interest Rate Inadequate.

         In the event that Agent or any Lender shall have determined that:

                  (i) reasonable means do not exist for ascertaining the LIBOR for any Interest Period; or

                  (ii) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Portion, or a proposed conversion of a Base Rate Portion into a LIBOR Portion; then

Agent or such Lender shall give Borrower prompt written, telephonic or electronic notice of the determination of such effect. If such notice is given,
(i) any such requested LIBOR Portion shall be made as a Base Rate Portion, unless Borrower shall notify Agent no later than 10:00 a.m. (Chicago, Illinois time) three (3) Business Days prior to the date of such proposed borrowing that the request for such borrowing shall be canceled or made as an unaffected type of LIBOR Portion, and (ii) any Base Rate Portion which was to have been converted to an affected type of LIBOR Portion shall be continued as or converted into a Base Rate Portion, or, if Borrower shall notify Agent, no later than 10:00 a.m. (Chicago, Illinois time) three (3) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Portion.

         3.10. Sharing of Payments, Etc.


         If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lenders the purchase price to the extent of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, all purchases and repayments to be made under this Section 3.10 shall be made through Agent.

         3.11. Estoppel Certificate.


         Within 20 days after written request therefor by Borrower from time to time (but not more frequently than once per calendar quarter), Agent agrees to deliver to Borrower a written estoppel certificate executed by Agent stating (i) the then outstanding amount of the Obligations, (ii) the date to which interest and principal, in respect of the Obligations has been paid and (iii) the last day of the Term, which certificate shall be accompanied by copies of (a) all written amendments and modifications of this Agreement then in existence and (b) all written notices of the existence of an Event of Default received by Agent from Borrower through such date and all written notices delivered by Agent to Borrower through such date asserting the existence of an Event of Default.

                         SECTION 4. TERM AND TERMINATION

         4.1. Term of Agreement.

         Subject to the right of Lenders to cease making Loans to Borrower during the continuance of any Default or Event of Default, this Agreement shall be in effect through and including March 31, 2004 (the "Term"), unless terminated as provided in Section 4.2 hereof.

         4.2. Termination.

         4.2.1. Termination by Lenders. Agent may, and at the direction of Majority Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.

         4.2.2. Termination by Borrower. Upon at least 90 days prior written notice to Agent and Lenders, Borrower may, at its option, terminate this Agreement; provided, however, no such termination shall be effective until Borrower has paid or collateralized to Agent's satisfaction all of the Obligations in immediately available funds, all Letters of Credit and LC Guaranties have expired, terminated or have been cash collateralized to Agent's satisfaction and Borrower has complied with Section 2.6 and subsection 3.2.5. Any notice of termination given by Borrower shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice. Borrower may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

         4.2.3. Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrower contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such termination until all Obligations have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under
     Section 2.6 and subsection 3.2.5 resulting from such termination. Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its then-existing Liens in the Collateral (it being understood that Agent's Liens on the Tandem Mill Collateral shall be terminated in connection with a Permitted Tandem Mill Transaction), unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement satisfactory to Agent, executed by Borrower and by any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Obligations, indemnifying Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Agent, in its discretion, may deem necessary to protect Agent and each Lender from any such loss or damage.

                          SECTION 5. SECURITY INTERESTS

         5.1. Security Interest in Collateral.

         To secure the prompt payment and performance to Agent and each Lender of all of the Obligations, Borrower hereby grants to Agent for the benefit of itself and each Lender a continuing security interest in all of the following Property and interests in Property of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

                  (i) Accounts, including Supporting Obligations pertaining to Accounts;

                  (ii) General Intangibles (to the extent related to any of the Accounts or the processing or collection thereof);

                  (iii) Inventory;

                  (iv) the Tandem Mill Collateral, whether now owned or existing or hereafter created, acquired or arising (whether or not later moved), and all accessories, additions, attachments, improvements, substitutions and replacements thereto and therefor;

                  (v) the Hot Mill Collateral, whether now owned or existing or hereafter created, acquired or arising (whether or not later moved), and all accessories, additions, attachments, improvements, substitutions and replacements thereto and therefor; and

                  (vi) the Tin Mill Collateral, whether now owned or existing or hereafter created, acquired or arising (whether or not later moved), and all accessories, additions, attachments, improvements, substitutions and replacements thereto and therefor;

together with all books, records, writings, data bases, information and other similar property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, rents, profits and returns of and from any of the foregoing.

Notwithstanding the foregoing, in no event shall Borrower be deemed to have granted to Agent a Lien on or security interest in any of the Project Assets or any Property arising from, or as a result of the disposition of, any of the Project Assets.

         5.2. Intentionally Omitted.


         5.3. Lien Perfection; Further Assurances.


         Borrower shall execute such UCC-1 financing statements as are required by the UCC and such other instruments, assignments or documents as are necessary to perfect Agent's Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Agent's Lien upon the Collateral. Unless prohibited by applicable law, Borrower hereby authorizes Agent to execute and file any such financing statement, including, without limitation, financing statements that reflect the Collateral as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in
Section 5.1, on Borrower's behalf. Borrower also hereby ratifies its authorization for Agent to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At

Agent's request, Borrower shall also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements reasonably deemed necessary by Agent, to give effect to or carry out the terms or intent of the Loan Documents.

         5.4. Lien on Realty.

         The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by the Mortgages upon the real Property portions of the Tandem Mill Collateral, the Hot Mill Collateral and the Tin Mill Collateral. Each Mortgage shall be executed by Borrower in favor of Agent. Each Mortgage shall be duly recorded, at Borrower's expense, in each office where such recording is required to constitute a fully perfected first Lien on the real Property covered thereby. Borrower shall deliver to Agent, at Borrower's expense, mortgagee title insurance policies (and in the case of the Mortgage covering the real Property portion of the Tandem Mill Collateral, a date-down endorsement to the existing title insurance policy), in each case issued by a title insurance company satisfactory to Agent, which policies shall be in form and substance satisfactory to Agent and shall insure a valid first Lien in favor of Agent, for the benefit of itself and the Lenders, on the Property covered by each Mortgage, subject only to those exceptions acceptable to Agent and its counsel. Borrower shall deliver to Agent such other documents, including without limitation as-built ALTA surveys of such real Property showing all improvements in the property, and otherwise in form satisfactory to Agent, as Agent and its counsel may reasonably request relating to the real Property subject to the Mortgages; provided, that such surveys with respect to the real Property portions of the Tin Mill Collateral and the Hot Mill Collateral need not be delivered until May 31, 2002.

                      SECTION 6. COLLATERAL ADMINISTRATION

         6.1. General.


         6.1.1. Location of Collateral. All Collateral, other than Inventory in transit, will at all times be kept by Borrower and its Subsidiaries at one or more of the business locations set forth in Exhibit 6.1.1 hereto, as updated by Borrower providing prior written notice to Agent of any new location.

         6.1.2. Insurance of Collateral. Borrower shall maintain and pay for insurance upon all Collateral wherever located and with respect to the business of Borrower and each of its Subsidiaries, covering casualty, hazard, public liability, workers' compensation and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrower shall deliver certified copies of such policies to Agent as promptly as practicable, with satisfactory lender's loss payable endorsements, naming Agent as a loss payee, assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are satisfactory to Agent. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 10 days' prior written notice to Agent in the event of cancellation of the policy for nonpayment of premium and not less than 30 days' prior written notice to Agent in the event of cancellation of the policy for any other reason whatsoever and a clause specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of Borrower, any of its Subsidiaries or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. Borrower agrees to deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

         Unless Borrower provides Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrower's expense to protect Agent's interests in the Properties of Borrower and its Subsidiaries. This insurance may, but need not, protect the interests of Borrower and its Subsidiaries. The coverage that Agent purchases may not pay any claim that Borrower or any Subsidiary makes or any claim that is made against Borrower or any such Subsidiary in connection with said Property. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower and its Subsidiaries have obtained insurance as required by this Agreement. If Agent purchases insurance, Borrower will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance that Borrower and its Subsidiaries may be able to obtain on their own.

         6.1.3. Protection of Collateral. Neither Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent's or any Lender's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrower's sole risk.

         6.2. Administration of Accounts.

         6.2.1. Records, Schedules and Assignments of Accounts. Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall request a sales and collections report for the preceding period, in form acceptable to Agent. Weekly, or more frequently as requested by Agent, from and after the date hereof, Borrower shall deliver to Agent a detailed aged trial balance of all of its Accounts, specifying the names, addresses, face values, dates of invoices and due dates for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and upon Agent's request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Agent shall request. In addition, if Accounts in an aggregate face amount in excess of $750,000 become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Accounts or otherwise established by Agent as provided therein,

     Borrower shall notify Agent of such occurrence on the first Business
     Day following Borrower's knowledge of such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. If requested by Agent, Borrower shall execute and deliver to Agent formal written assignments of all of its Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.

         6.2.2. Discounts, Allowances, Disputes. If Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, Borrower shall report such discounts, allowances or credits, as the case may be, to Agent as part of the next required Schedule of Accounts. If any amounts due and owing in excess of $750,000 are in dispute between Borrower and any Account Debtor, Borrower shall provide Agent with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy.

         6.2.3. Account Verification. Any of Agent's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Agent, any designee of Agent or Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise. Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

         6.2.4. Maintenance of Dominion Account. Borrower shall maintain a Dominion Account or Accounts pursuant to lockbox and blocked account arrangements acceptable to Agent with such banks as may be selected by Borrower and be acceptable to Agent. As of the Original Closing Date and at all times thereafter, all of such lockbox and blocked account arrangements will be maintained with Bank. Borrower shall issue to any such banks an irrevocable letter of instruction directing such banks to deposit all payments or other remittances received in the lockbox and blocked accounts to the Dominion Account for application on account of the Obligations as provided in subsection 3.2.1. All funds deposited in any Dominion Account shall immediately become the funds of Agent, for the ratable benefit of Lenders (but only for purposes of application on account of the Obligations or to stand as cash Collateral for the Obligations, each as provided hereunder), and Borrower shall obtain the agreement by such banks in favor of Agent to waive any recoupment, setoff rights, and any security interest in, or against, the funds so deposited. Agent assumes no responsibility for such lockbox and blocked account blocked account arrangements, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

         6.2.5. Collection of Accounts, Proceeds of Collateral. Borrower agrees that all invoices rendered and other requests made by Borrower for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a lockbox established pursuant to subsection 6.2.4. To expedite collection, Borrower shall endeavor in the first instance to make collection of its Accounts for Agent. All remittances received by Borrower on account of Accounts, together with the proceeds of any other Collateral, shall be held as Agent's property, for its benefit and the benefit of Lenders, by Borrower as trustee of an express trust for Agent's benefit and Borrower shall immediately deposit same in kind in the Dominion Account. Agent retains the right at all times after the occurrence and during the continuance of a Default or an Event of Default to notify Account Debtors that Borrower's Accounts have been assigned to Agent and to collect Borrower's Accounts directly in its own name, or in the name of Agent's agent, and to charge the collection costs and expenses, including attorneys' fees, to Borrower.

         6.2.6. Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to charge Borrower therefor, except for taxes that (i) are being actively contested in good faith and by appropriate proceedings and with respect to which Borrower maintains reasonable reserves on its books therefor and (ii) would not reasonably be expected to result in any Lien other than a Permitted Lien. In no event shall Agent or any Lender be liable for any taxes to any governmental taxing authority that may be due by Borrower.

         6.3. Administration of Inventory.

         Borrower shall keep records of its Inventory which records shall be complete and accurate and complete in all material respects. Borrower shall furnish to Agent Inventory reports monthly (on or before the 15th day of the following month), or more frequently as requested by Agent, which reports will be in such other format and detail as Agent shall request and shall include a current list of all locations of Borrower's Inventory; provided, that at all times hereafter that Availability is less than $20,000,000, Borrower shall furnish Inventory reports concurrently with the delivery of each Borrowing Base Certificate described in subsection 8.1.4, or more frequently as requested by Agent. Borrower shall conduct a physical inventory no less frequently than annually and shall provide to Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Agent shall reasonably request.

         6.4. Records and Schedules of Equipment.


         Borrower shall keep records of its Equipment which shall be complete and accurate in all material respects itemizing and describing the kind, type, quality, quantity and book value of its Equipment and all dispositions made in accordance with subsection 8.2.9 hereof, and Borrower shall, and shall cause each of its Subsidiaries to, furnish Agent with a current schedule containing the foregoing information on at least an annual basis and more often if reasonably requested by Agent. Promptly after the request therefor by Agent, Borrower shall deliver to Agent any and all evidence of ownership, if any, of any of its Equipment.

         6.5. Payment of Charges.

         All amounts chargeable to Borrower under Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Base Rate Portions from time to time.

                    SECTION 7. REPRESENTATIONS AND WARRANTIES

         7.1. General Representations and Warranties.

         To induce Agent and each Lender to enter into this Agreement and to make advances hereunder, Borrower warrants, represents and covenants to Agent and each Lender that:

         7.1.1. Qualification. Borrower and each of its Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Borrower and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign limited liability company, limited partnership or corporation, as applicable, in each state or jurisdiction listed on
     Exhibit 7.1.1 hereto, as updated by Borrower providing prompt written notice to Agent of each new state or jurisdiction, and in all other states and jurisdictions in which the failure of Borrower or any of its Subsidiaries to be so qualified could reasonably be expected to have a Material Adverse Effect.

         7.1.2. Power and Authority. Borrower and each of its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate or other relevant action and do not and will not (i) require any consent or approval of the shareholders of Borrower or any of the shareholders, partners or members, as the case may be, of any Subsidiary of Borrower;
     (ii) contravene Borrower's or any of its Subsidiaries' charter, articles or certificate of incorporation, partnership agreement, certificate of formation, by-laws, limited liability agreement, operating agreement or other organizational documents (as the case may be); (iii) violate, or cause Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to Borrower or any of its Subsidiaries, the violation of which could reasonably be expected to have a Material Adverse Effect; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected, the breach of or default under which could reasonably be expected to have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by Borrower or any of its Subsidiaries.

         7.1.3. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of Borrower and each of its Subsidiaries party thereto, enforceable against it in accordance with its respective terms.

         7.1.4. Capital Structure. Exhibit 7.1.4 hereto states (i) as of the Closing Date, the percentage of the Voting Stock of each of Borrower's Subsidiaries owned by Borrower, (ii) as of the Closing Date, the name of Borrower's and each of its Subsidiaries' corporate or joint venture relationships and the nature of the relationship, (iii) as of the Closing Date, the number, nature and holder of all outstanding Securities of each Subsidiary of Borrower and (iv) as of the most recent practicable date, the number of authorized and issued Securities of Borrower. Borrower has good title to all of the Securities it purports to own of each of such Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All of the Securities of the Borrower and each of its Subsidiaries have been duly issued and are fully paid and non-assessable, except for Borrower's Series C Preferred, which will be issued in connection with the Permitted Note Exchange Offer and will be fully paid and non-assessable when so issued. Except as set forth in the financial statements referred to in subsection 7.1.10, Borrower's reports and proxy statements filed pursuant to the Exchange Act, and the Registration Statement, as of the Closing Date, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell any Securities or obligations convertible into, or any powers of attorney relating to any Securities of Borrower or any of its Subsidiaries. Except as set forth on Exhibit 7.1.4, as of the Closing Date, there are no outstanding agreements or instruments binding upon any of Borrower's or any of its Subsidiaries' partners, members or shareholders, as the case may be, relating to the ownership of its Securities and that have not been disclosed in filings of any such Person made under the Exchange Act or are otherwise known to Borrower.

         7.1.5. Names; Organization. Neither Borrower nor any of its Subsidiaries has been known as or has used any legal, fictitious or trade names except those listed on Exhibit 7.1.5 hereto. Except as set forth on
     Exhibit 7.1.5, neither Borrower nor any of its Subsidiaries has been the surviving entity of a merger or consolidation or has acquired all or substantially all of the assets of any Person. Each of Borrower's and each of its Subsidiaries' state(s) of incorporation or organization, Type of Organization and Organizational I.D. Number is set forth on Exhibit 7.1.5, as updated by Borrower providing prior written notice to Agent pursuant to subsection 8.2.18 of any change therein. The exact legal name of Borrower and each of its Subsidiaries is set forth on Exhibit 7.1.5, as updated by Borrower providing prior written notice to Agent pursuant to subsection
     8.2.18 of any change therein.

         7.1.6. Business Locations; Agent for Process. Each of Borrower's and each of its Subsidiary's principal executive office, location of books and records and other places of business are as listed on Exhibit 6.1.1 hereto as updated from time to time by Borrower in accordance with the provisions of subsection 6.1.1. During the preceding one-year period, neither Borrower nor any of its Subsidiaries has had an office, place of business or agent for service of process, other than as listed on Exhibit 6.1.1. All tangible Collateral is and will at all times be kept by Borrower and its Subsidiaries in accordance with subsection 6.1.1. Except as shown on
     Exhibit 6.1.1, as of the date hereof, no Inventory is stored with a bailee, distributor, warehouseman, processor or similar party, nor is any Inventory consigned to any Person.

         7.1.7. Title to Properties; Priority of Liens. Other than Property disposed of in compliance with subsection 8.2.9 or otherwise with the consent of Majority Lenders, Borrower and each of its Subsidiaries has good and marketable title to, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. The Liens granted to Agent under Section 5 hereof are first priority Liens, subject only to Permitted Liens.

         7.1.8. Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect to any Account or Accounts. With respect to each of Borrower's Accounts, whether or not such Account is an Eligible Account, unless otherwise disclosed to Agent in writing:

                (i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

                (ii) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by Borrower, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between Borrower and the Account Debtor;

                 (iii) It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent;

                 (iv) To the best of Borrower's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered or made available to Agent with respect thereto;

                 (v) To the best of Borrower's knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent; and

                  (vi) To the best of Borrower's knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor thereunder which could reasonably be expected to result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account.

         7.1.9. Equipment. The Equipment of Borrower and its Subsidiaries is in satisfactory operating condition and repair for the purposes it is to be used, and all necessary replacements of and repairs thereto, consistent with Borrower's established practices prior to the Original Closing Date, shall be made so that the operating efficiency thereof shall be maintained and preserved, reasonable wear and tear excepted.

         7.1.10. Financial Statements; Fiscal Year. The audited Consolidated balance sheets of Borrower and its Subsidiaries (including the accounts of all Subsidiaries of Borrower for the respective periods during which a Subsidiary relationship existed) as of December 31, 2001, and the related statements of income, changes in shareholder's equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to year-end adjustments, the absence of required footnotes and presentation of Subsidiary interests), and present fairly in all material respects the financial positions of Borrower and such Persons, taken as a whole, at such dates and the results of Borrower's and such Persons' operations, taken as a whole, for such periods. As of the Closing Date, since December 31, 2001, there has been no material adverse change in the financial position of Borrower and such other Persons, taken as a whole, as reflected in the Consolidated balance sheet as of such date. As of the Closing Date, the fiscal year of Borrower and each of its Subsidiaries ends on December 31st of each year.

         7.1.11. Full Disclosure. The financial statements referred to in subsection 7.1.10 hereof do not, nor does this Agreement or any other written statement of Borrower to Agent or any Lender contain, as of the respective date any such statement was given or made, any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which Borrower has failed to disclose to Agent or any Lender in writing which could reasonably be expected to have a Material Adverse Effect.

         7.1.12. Solvent Financial Condition. As of the Closing Date, Borrower and each of its Subsidiaries is Solvent. As of the Effective Date, Borrower and each of its Subsidiaries will be Solvent.

         7.1.13. Surety Obligations. Except as set forth on Exhibit 7.1.13, as of the Closing Date, neither Borrower nor any of its Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract or has issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

         7.1.14. Taxes. Borrower's federal tax identification number is 06-1075442. The federal tax identification number of each Subsidiary of Borrower is shown on Exhibit 7.1.14 hereto. Borrower and each of its Subsidiaries has filed all federal, state and local tax returns and other reports relating to taxes it is required by law to file, and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings and Borrower and each of its Subsidiaries maintains reasonable reserves on its books therefor.

         7.1.15. Subsidiaries. As of the Closing Date, none of Borrower's Subsidiaries is a Material Subsidiary or has material liabilities, contingent liabilities or obligations.

         7.1.16. Patents, Trademarks, Copyrights and Licenses. Borrower and each of its Subsidiaries owns, possesses or licenses or has the right to use all the patents, trademarks, service marks, trade names, copyrights, licenses and other Intellectual Property reasonably necessary for the conduct of its business, without any known conflict with the rights of others, except for such conflicts as could not reasonably be expected to have a Material Adverse Effect. All such patents, trademarks, service marks, tradenames, copyrights, licenses, and other similar rights are listed on Exhibit 7.1.16 hereto, as updated by Borrower providing written notice to Agent of the change therein at the end of each fiscal year hereafter. No claim has been asserted to Borrower or any of its Subsidiaries which is currently pending that their use of their Intellectual Property or the conduct of their business does or may infringe upon the Intellectual Property rights of any third party, except for such claims which, if adversely determined, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of Borrower and except as set forth on Exhibit 7.1.16 hereto, as of the Closing Date, no Person is engaging in any activity that infringes in any material respect upon Borrower's or any of its Subsidiaries' material Intellectual Property. Except as listed on Exhibit 7.1.16 and except as could not reasonably be expected to have a Material Adverse Effect, (i) neither Borrower nor any of its Subsidiaries is in breach of, or default under, any term of any license or sublicense with respect to any of its Intellectual Property and (ii) to the knowledge of Borrower, no other party to such license or sublicense is in breach thereof or default thereunder, and such license is valid and enforceable. As of the Closing Date, there is no Intellectual Property that is material to the business of Borrower or any of its Subsidiaries.

         7.1.17. Governmental Consents. Borrower and each of its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to possess or so maintain such rights could not reasonably be expected to have a Material Adverse Effect.

            7.1.18. Compliance with Laws. Borrower and each of its Subsidiaries has duly complied, and its Properties, business operations and leaseholds are in compliance with, the provisions of all federal, state and local laws, rules and regulations applicable to Borrower or such Subsidiary, as applicable, its Properties or the conduct of its business, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect, and there have been no citations, notices or orders of noncompliance issued to Borrower or any of its Subsidiaries under any such law, rule or regulation, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. Borrower and each of its Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance in all material respects with all federal, state and local rules, laws and regulations applicable to it. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. Section 201 et seq.), as amended.

            7.1.19. Restrictions. Neither Borrower nor any of its Subsidiaries is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Exhibit
      7.1.19 hereto, other than the agreements, instruments and documents evidencing the Permitted Note Exchange Offer and other than agreements that will be terminated contemporaneously with the effectiveness of this Agreement, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by Borrower or any of its Subsidiaries, as applicable.

            7.1.20. Litigation. Except as set forth on Exhibit 7.1.20 hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrower, threatened, against or affecting Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of Borrower or any of its Subsidiaries which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal, which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

            7.1.21. No Defaults. No event has occurred and no condition exists which would, upon the Effective Date, constitute a Default or an Event of Default. Neither Borrower nor any of its Subsidiaries is in default in (and no event has occurred and no condition exists which constitutes, or which the passage of time or the giving of notice or both would constitute, a default in) the payment of any Indebtedness to any Person for Money Borrowed in excess of $5,000,000.

            7.1.22. Leases. Exhibit 7.1.22 hereto is a complete listing of all capitalized and operating personal property leases of Borrower and its Subsidiaries and all real property leases of Borrower and its Subsidiaries in each case involving annual payments in excess of $1,000,000, as updated by Borrower providing prompt written notice to Agent of each new such lease. Borrower and each of its Subsidiaries is in compliance with all of the terms of each of its respective capitalized and operating leases, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

            7.1.23. Pension Plans. Except as disclosed on Exhibit 7.1.23 hereto, as updated by Borrower providing prompt written notice to Agent of each new Plan, neither Borrower nor any of its Subsidiaries has any Plan. Borrower and each of its Subsidiaries is in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. No fact or situation that could reasonably be expected to result in a material adverse change in the financial condition of Borrower and its Subsidiaries exists in connection with any Plan. Neither Borrower nor any of its Subsidiaries has participated in or has any withdrawal liability in connection with a Multiemployer Plan.

            7.1.24. Trade Relations. There exists no actual or, to Borrower's knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower and its Subsidiaries, or with any material supplier, except in each case, where the same could not reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances, to Borrower's knowledge, which would prevent Borrower or any of its Subsidiaries from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

            7.1.25. Labor Relations. Except as described on Exhibit 7.1.25 hereto, (a) as of the Closing Date, there is no collective bargaining agreement covering employees of Borrower or any of its Subsidiaries, (b) as of the Closing Date, no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement,
      (c) there are no material grievances, disputes or controversies with any union or any other organization of Borrower's or any of its Subsidiaries' employees, or any pending or, to the best of Borrower's knowledge, threatened strikes, work stoppages, in each case except those that could not reasonably be expected to have a Material Adverse Effect and (d) as of the Closing Date, substantially all of the eligible employees of Borrower and each of its Subsidiaries are members of the collective bargaining units listed on Exhibit 7.1.25 hereto.

            7.1.26. Third Party Property. Exhibit 7.1.26, as updated by Borrower providing prompt written notice thereof to Agent, is a complete listing of all Persons that are not Affiliates of Borrower and that have Property from time to time located on Borrower's or any Subsidiary's premises for storage and/or processing (including pursuant to a lease or supply arrangement between such Person and Borrower or any Subsidiary), and includes a description of the nature of the relationship between Borrower or its Subsidiary and such Person with respect to such Property and a listing of any existing agreements relevant thereto. If requested by Agent, in its reasonable judgment, each such Person has delivered to Agent a letter confirming the nature of such relationship with Borrower. All such Property is readily identifiable as Property of such Person and not of Borrower or its Subsidiary, and is physically segregated from the Property of Borrower or its Subsidiary located on the Premises.

            7.1.27. Stock Plans. If all participants in the Stock Plans were assumed to have put rights with respect to all shares of Borrower's Securities allocated to their accounts under the Stock Plans and to have exercised those put rights as of October 23, 2001, Borrower's aggregate obligations in respect of such put rights would be equal to $4,370,000, all of which amount would be required to be paid promptly. The preceding sentence also assumes that each share of Borrower's Convertible Voting Preferred Stock, Series A, is valued at the same price as a share of Borrower's Common Stock and that all shares are valued at the closing price for such Common Stock on the above-referenced date.

            7.1.28. Joint Venture Liabilities. Neither Borrower nor any of its Subsidiaries has any obligation or commitment to make any loans, advances or capital contributions in connection with any joint venture arrangement to which Borrower or such Subsidiary is a party.

            7.1.29. Project Assets. The Project Assets are and will remain located physically separate from the Tandem Mill Collateral, the Tin Mill Collateral and the Hot Mill Collateral, except for certain effluent collection and piping systems connected to the real Property improvements included in the Hot Mill Collateral. Borrower has an effective right pursuant to an existing easement to make use of such connected piping systems, as well as the balance of the Project Assets, for the disposal of effluents from all of its facilities.

            7.2.  Continuous Nature of Representations and Warranties.

            Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading at all times during the term of this Agreement, except where any such representation or warranty is given as of a specific date and except for changes in the nature of Borrower's or one of Borrower's Subsidiary's business or operations that would render the information in any exhibit attached hereto or to any other Loan Document either inaccurate, incomplete or misleading, so long as Majority Lenders have consented to such changes or such changes are expressly permitted by this Agreement. Without limiting the generality of the foregoing, each Loan request made or deemed made pursuant to subsection 3.1.1 hereof shall constitute Borrower's reaffirmation, as of the date of each such loan request, of each representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of Borrower, any Subsidiary of Borrower, or any Guarantor in this Agreement, any of the other Loan Documents, or any instrument, certificate or financial statement furnished in compliance with or in reference thereto.

            7.3.  Survival of Representations and Warranties.

            All representations and warranties of Borrower contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent and each Lender and the parties thereto and the closing of the transactions described therein or related thereto.

                  SECTION 8. COVENANTS AND CONTINUING AGREEMENTS

            8.1. Affirmative Covenants.

            During the Term, and thereafter for so long as there are any Obligations outstanding, Borrower covenants that, unless otherwise consented to by Majority Lenders, in writing, it shall:

            8.1.1. Visits and Inspections; Lender Meeting. Permit (i) representatives of Agent, and during the continuation of any Default or Event of Default any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of Borrower and each of its Subsidiaries, inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, Borrower's and each of its Subsidiaries' business, assets, liabilities, financial condition, business prospects and results of operations and (ii) appraisers engaged pursuant to Section 2.10 (whether or not personnel of Agent), from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of Borrower and each of its Subsidiaries for the purpose of completing appraisals pursuant to Section 2.10. Agent, if no Default or Event of Default then exists, shall give Borrower reasonable prior notice of any such inspection, audit or appraisal visit. Without limiting the foregoing, Borrower will participate and will cause its key management personnel to participate in periodic meetings with Agent and Lenders, which meetings shall be held at such times and such places as may be reasonably requested by Agent.

            8.1.2. Notices. Promptly notify Agent in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect as of the date made or remade. In addition, Borrower agrees to provide Agent with prompt written notice of any change in the information disclosed in any Exhibit hereto, in each case after giving effect to the materiality limits and Material Adverse Effect qualifications contained therein.

            8.1.3. Financial Statements. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting all its financial transactions; and cause to be prepared and furnished to Agent and each Lender, the following, all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrower's certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP:

                  (i) not later than 90 days after the close of each fiscal year of Borrower, unqualified (except for a qualification for a change in accounting principles with which the accountant concurs and except for, in the case of the financial statements for the 2001 Fiscal Year only, the qualifications contained in such financial statements, as filed by Borrower with the Securities and Exchange Commission in connection with the Permitted Note Exchange Offer) audited financial statements of Borrower and its Subsidiaries as of the end of such year, on a Consolidated basis, certified by a firm of independent certified public accountants of recognized standing selected by Borrower but acceptable to Agent and, within a reasonable time thereafter a copy of any management letter issued in connection therewith;

                  (ii) not later than 30 days after the end of each month
            hereafter, including the last month of Borrower's fiscal year, unaudited interim financial statements of Borrower and its Subsidiaries as of the end of such month and of the portion of the fiscal year then elapsed, on a Consolidated basis, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of Borrower and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

                  (iii) together with each delivery of financial statements
            pursuant to paragraphs (i) and (ii) (but solely for financial statements delivered as of the end of a fiscal quarter) of this subsection 8.1.3, a management report (1) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent Projections for the current fiscal year delivered pursuant to subsection 8.1.7 and (2) identifying the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrower to the effect that such information fairly presents in all material respects the results of operation and financial condition of Borrower and its Subsidiaries as at the dates and for the periods indicated;

                  (iv) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which

            Borrower has made available to its Securities holders and copies of any regular, periodic and special reports or registration statements which, Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

                  (v) upon request of Agent, copies of any annual report to be filed in accordance with ERISA in connection with each Plan; and

                  (vi) such other data and information (financial and otherwise)
            as Agent or any Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrower's or any of its Subsidiaries' financial condition or results of operations.

                  Concurrently with the delivery of the financial statements described in paragraph (i) of this subsection 8.1.3, Borrower shall forward to Agent a copy of the accountants' letter to Borrower's management that is prepared in connection with such financial statements. Concurrently with the delivery of the financial statements described in paragraph (i) and paragraph (ii) (but solely for the last month of each fiscal quarter of Borrower) of this subsection 8.1.3, or more frequently if reasonably requested by Agent, Borrower shall cause to be prepared and furnished to Agent a Compliance Certificate in the form of Exhibit 8.1.3 hereto executed by the Chief Financial Officer of Borrower (a "Compliance Certificate").

            8.1.4. Borrowing Base Certificates. On or before the third (3rd) Business Day of each week from and after the date hereof, or more frequently as requested by Agent, Borrower shall deliver to Agent, in form acceptable to Agent, a Borrowing Base Certificate as of the last day of the immediately preceding week, with such supporting materials as Agent shall reasonably request.

            8.1.5. Landlord, Processor and Storage Agreements. Provide Agent with copies of all agreements between Borrower or any of its Subsidiaries and (i) any landlord, processor, distributor, warehouseman or consignee which owns any premises at which any Collateral may, from time to time, be kept and (ii) any Person not an Affiliate of Borrower that has any Property located on the premises of Borrower or any Subsidiary, whether for storage, processing or otherwise.

            8.1.6. Deposit Accounts. For each deposit account that Borrower at any time opens or maintains, Borrower shall, pursuant to an agreement in form and substance reasonably satisfactory to Agent, cause the depository bank to agree to comply at any time with instructions from Agent to such depository bank directing the disposition of funds from time to time credited to such deposit account, without further consent of Borrower.

            8.1.7. Projections. No later than 30 days prior to the end of each fiscal year of Borrower, deliver to Agent and each Lender, in preliminary form, Projections of

      Borrower and each of its Subsidiaries for the forthcoming fiscal year, month by month, and through the end of the Term on an annual basis, said Projections to be delivered in final form within 45 days after the end of such fiscal year.

            8.1.8. Material Subsidiaries. Cause each Material Subsidiary of Borrower (other than FW Holdings, Inc.), whether now or hereafter in existence, promptly upon Agent's request therefor, to execute and deliver to Lender a Guaranty Agreement and a security agreement pursuant to which such Material Subsidiary guaranties the payment of all Obligations and grants to Agent a first priority Lien (subject only to Permitted Liens) on all of its Properties of the types described in subsection 5.1.

            8.1.9. Stock Plans. Employ a qualified valuation firm of recognized standing to make each valuation of Borrower's Securities subject to the Stock Plans that is required or otherwise made pursuant to the terms of the Stock Plans.

            8.1.10. Intentionally Omitted.

            8.1.11. Union Contracts and Labor Practices. As soon as available and in any event, within 180 days of the Original Closing Date, provide satisfactory evidence to Agent and Lenders that, within 180 days of the Original Closing Date, Borrower has actually achieved the labor related savings reflected in Borrower's Projections delivered prior to the Original Closing Date, as a result of the implementation of the matters described in Section 9.7 of the Original Loan Agreement.

            8.2.  Negative Covenants.

            During the Term, and thereafter for so long as there are any Obligations outstanding, Borrower covenants that, unless otherwise consented to by Majority Lenders (or by all Lenders if so specified), in writing, it shall not:

            8.2.1. Mergers; Consolidations; Acquisitions. Merge or consolidate, or permit any Subsidiary of Borrower to merge or consolidate, with any Person, other than mergers between Borrower and any of its wholly-owned Subsidiaries in which Borrower is the surviving entity; nor acquire, nor permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person, except for (i) acquisitions of assets consisting of fixed assets or real property that constitute Capital Expenditures permitted under subsection 8.2.8, (ii) any Permitted Acquisition to which all Lenders have consented and (iii) any other acquisition to which Majority Lenders have consented.

            8.2.2. Loans. Make, or permit any Subsidiary of Borrower to make, any loans or other advances of money to any Person, other than (i) for salary, travel advances, advances against commissions and other similar advances to employees in the ordinary course of business, (ii) extensions of trade credit in the ordinary course of business, (iii) deposits with financial institutions permitted under this Agreement,

      (iv) prepaid expenses and (v) loans by any Subsidiary of Borrower to Borrower or to another Subsidiary of Borrower.

            8.2.3. Total Indebtedness. Create, incur, assume, or suffer to exist, or permit any Subsidiary of Borrower to create, incur or suffer to exist, any Indebtedness for Money Borrowed, except:

                  (i) Obligations owing to Agent or any Lender under, or arising from, this Agreement or any of the other Loan Documents;

                  (ii) Indebtedness under the Indentures (and all related
            agreements, instruments and documents) and the City Loan Agreement (and all related agreements, instruments and documents), in each case to the extent outstanding on the Effective Date after completion of the Permitted Note Exchange Offer;

                  (iii) after the completion of the Permitted Note Exchange
            Offer, (a) Indebtedness under the Exchange Instruments (and all related agreements, instruments and documents) and (b) Indebtedness in respect of the Series C Preferred;

                  (iv) Subordinated Debt listed on Exhibit 8.2.3 or otherwise approved by Majority Lenders;

                  (v) other Indebtedness listed on Exhibit 8.2.3;

                  (vi) Derivative Obligations deemed acceptable by Majority
            Lenders;

                  (vii) Permitted Purchase Money Indebtedness;

                  (viii) contingent liabilities (including any relating
            reserves) arising from endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

                  (ix) Guaranties of any Indebtedness permitted hereunder;

                  (x) Capitalized Lease Obligations incurred in connection with a Permitted GO Transaction and/or a Permitted RD Transaction;

                  (xi) Indebtedness incurred in connection with a Permitted Tandem Mill Transaction;

                  (xii) Indebtedness permitted pursuant to subsection 8.2.2(v);

                  (xiii) Indebtedness in respect of financed insurance premiums;

                  (xiv) Indebtedness not included in paragraphs (i) through
            (xiii) above which does not exceed at any time, in the aggregate, the sum of $5,000,000; and

                  (xv) refinancings of any Indebtedness for Money Borrowed and permitted under clause (iv), (v), (vii) (ix), (x) or (xi) above, provided that (a) such refinancing Indebtedness has a maximum principal amount not in excess of the sum of the principal amount of, and accrued interest in respect of, the Indebtedness being repaid at the time of repayment, plus reasonable direct expenses of such refinancing, (b) the refinancing Indebtedness is secured only by Liens on assets that secured the Indebtedness being repaid, (c) the average weighted life to maturity of the refinancing Indebtedness is not shorter than that of the Indebtedness be repaid,
            (d) the refinancing Indebtedness has terms that are not materially more restrictive on Borrower and its Subsidiaries than the Indebtedness being repaid and (e) refinancing Indebtedness incurred by any Subsidiary of Borrower is not used to repay Indebtedness of Borrower or another Subsidiary of Borrower.

            8.2.4. Affiliate Transactions. Enter into, or be a party to, or permit any Subsidiary of Borrower to enter into or be a party to, any transaction with any Affiliate of Borrower, including without limitation any management, consulting or similar fees, except (i) in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to Borrower than would be obtained in a comparable arms-length transaction with a Person not an Affiliate, (ii) transactions involving Borrower, fiduciaries of and participants in, the Stock Plans made in compliance with applicable law and the terms of the Stock Plans, (iii) as set forth on Exhibit 8.2.4 hereto and (iv) as otherwise permitted under this Agreement.

            8.2.5. Limitation on Liens. Create or suffer to exist, or permit any Subsidiary of Borrower to create or suffer to exist, any Lien upon any of its Property, whether now owned or hereafter acquired, except:

                  (i) Liens at any time granted in favor of Agent for the
            benefit of Lenders;

                  (ii) Liens for taxes, assessments or governmental charges not yet due, or being contested in the manner described in subsection
            7.1.14 hereto, but only if in Agent's judgment such Lien would not reasonably be expected to adversely effect Agent's rights or the priority of Agent's lien on any Collateral;

                  (iii) Liens arising in the ordinary course of the business of
            Borrower or any of its Subsidiaries by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of

            Borrower and its Subsidiaries, taken as a whole, or materially impair the use thereof in the operation of the business of Borrower and its Subsidiaries;

                  (iv) Purchase Money Liens securing Permitted Purchase Money
            Indebtedness;

                  (v) such other Liens as appear on Exhibit 8.2.5 hereto;

                  (vi) Liens incurred or deposits made in the ordinary course of business of Borrower or any of its Subsidiaries in connection with
            (1) worker's compensation, social security, unemployment insurance and other similar laws and rules or (2) sales contracts, leases, statutory obligations, work in progress advances and other similar obligations not incurred in connection with the borrowing of money or the payment of the deferred purchase price of Property;

                  (vii) reservations, covenants, zoning and other land use
            regulations, title exceptions or encumbrances granted in the ordinary course of business, affecting real Property owned or leased by Borrower or any of its Subsidiaries; provided that such Liens do not in the aggregate materially interfere with the use of such Property in the ordinary course of Borrower's or such Subsidiary's business;

                  (viii) Liens arising from judgments or similar awards that do not give rise to an Event of Default under subsection 10.1.15;

                  (ix) Liens on the Tandem Mill Collateral granted to secure
            Indebtedness arising in connection with a Permitted Tandem Mill Transaction;

                  (x) Liens on the GO Facility and the Transportation Equipment
            granted to secure Indebtedness arising in connection with a Permitted GO Transaction;

                  (xi) Liens on the RD Facility and the Transportation Equipment
            granted to secure Indebtedness arising in connection with a Permitted RD Transaction;

                  (xii) Liens on the Tandem Mill Collateral, the Tin Mill
            Collateral and the Hot Mill Collateral, any Pledged Accounts and any other "Collateral" (as defined in the Exchange Intercreditor Agreement) securing the Indebtedness under the Exchange Instruments, which Liens are junior to the Liens on such Collateral securing the Obligations, in accordance with the terms of the Exchange Intercreditor Agreement;

                  (xiii) Liens on Property securing up to $5,000,000 in the
            aggregate of Indebtedness permitted under subsection 8.2.3, so long as such Liens relate to Property other than the Collateral; and

                  (xiv) such other Liens as Lenders may hereafter approve in writing.

            8.2.6. Payments and Amendments of Certain Instruments.

                  (i) make or permit any Subsidiary of Borrower to make any
            payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with the subordination agreement relative thereto or the subordination provisions thereof;

                  (ii) amend or modify any agreement, instrument or document evidencing or relating to any Subordinated Debt;

                  (iii) except in connection with amendments described in the
            Registration Statement, which amendments are to become effective on the Effective Date, amend or modify any agreement, instrument or document evidencing or relating to the Indebtedness under the Indentures or the City Loan Agreement, including without limitation by means of a consent solicitation or an exchange offer;

                  (iv) after consummation of the Permitted Note Exchange Offer,
            (a) amend or modify any agreement, instrument or document evidencing, securing or relating to the Indebtedness under the Exchange Indentures, including without limitation the Junior Intercreditor Agreement and the Junior Security Documents; or (b) prepay all or any portion of the Indebtedness under the Exchange Instruments at any time, including (I) any optional prepayment, purchase or redemption, (II) any prepayment, purchase or redemption upon an Asset Disposition or other sale, transfer, lease or other disposition of Property, including without limitation a sale or leaseback transaction or an insured loss, or (III) any prepayment, purchase or redemption upon a change of control or similar event or
            (IV) with respect to the Indebtedness under the Exchange Bonds, any prepayment, purchase or redemption upon any determination or event of taxability; provided, that notwithstanding the foregoing, Borrower may, in Borrower's discretion, apply 50% (or such lesser percentage as may be required pursuant to the Exchange Indentures then in effect) of the Tandem Mill Sale Proceeds of an Approved Sale and Leaseback constituting a Permitted Tandem Mill Transaction that is not consummated in connection with an acquisition of stock or assets, to redeem a portion of the Series C Preferred or the Indebtedness under the Exchange Instruments, all as set forth in the Exchange Intercreditor Agreement; or

                  (v) after consummation of the Permitted Note Exchange Offer, pay cash interest accruing in respect of the Exchange Instruments, other than semi-annual interest, on each April 1 and October 1 hereafter, commencing on October 1, 2002, payable as follows:

                        (a) during the period from the date of issuance of the
                  Exchange Instruments to and including March 31, 2003, aggregate interest payments equal to the greater ("Fixed Interest") of (I) 0.5% of the outstanding principal balance of the Exchange Instruments or (II) $4,000,000 minus aggregate interest accrued through March 31, 2003 in respect of the Senior Notes and the Indebtedness under the City Loan Agreement not exchanged pursuant to the Permitted Note Exchange Offer;

                        (b) during the period from April 1, 2003 to and
                  including March 31, 2005, aggregate interest payments equal to the lesser of (I) 10% per annum of the outstanding principal balance of the Exchange Instruments (9% per annum in the case of the Exchange Bonds) or (II) the sum of (A) the greater of
                  (x) 0.5% of the outstanding principal balance of the Exchange Instruments and (y) $4,000,000, minus aggregate interest accrued during each 12 month period from April 1 to March 31 in respect of the Senior Notes and the Indebtedness under the City Loan Agreement not exchanged pursuant to the Permitted Note Exchange Offer, plus (B) "Contingent Interest" (as defined in the Exchange Instruments, as in existence on the Effective Date); and

                        (c) at all times on and after April 1, 2005, aggregate
                  interest payments equal to 10% per annum of the outstanding principal balance of the Exchange Instruments (9% per annum in the case of the Exchange Bonds);

                  (vi) after consummation of the Permitted Note Exchange Offer,
            (a) amend or modify in any respect the terms of the Series C Preferred; or (b) exercise any conversion rights with respect to the Series C Preferred; provided, that the foregoing shall not prevent the conversion by Borrower of all or any of the Series C Preferred to common stock Securities of Borrower pursuant to the terms of the Series C Preferred as in existence on the Effective Date, so long as such conversion does not result in a Change of Control; or

                  (vii) make or permit any Subsidiary of Borrower to (a)
            exercise any optional right of termination prior to the "Expiration Date" (as defined in the MABCO Lease, as in effect on the date hereof), or any optional right of prepayment of all or any of the liabilities under the MABCO Lease or (b) unless immediately after making such payment, no Event of Default is in existence and the outstanding principal balance of the Loans is zero, make any payment in respect of the exercise by the lessor under the MABCO Lease of its right to require the exercise of the "Termination Option" (as defined in the MABCO Lease, as in effect on the date hereof), upon the occurrence of a "Put Event" (as defined in the MABCO Lease, as in effect on the date hereof) or in respect of any guaranty of such payment obligations.

            8.2.7. Distributions. Declare or make, or permit any Subsidiary of Borrower to declare or make, any Distributions, except for:

                  (i) Distributions by any Subsidiary of Borrower to Borrower or
            to another Subsidiary of Borrower;

                  (ii) Distributions paid solely in Securities of Borrower or any of its Subsidiaries;

                  (iii) redemption of the Series C Preferred (a) to the extent permitted in the proviso to subsection 8.2.6(iv) or (b) upon maturity thereof on April 1, 2013; and

                  (iv) Permitted Distributions, but in no event shall Borrower exercise any right of first refusal, call or similar optional repurchase rights provided under the Stock Plans.

            8.2.8. Capital Expenditures. Make Capital Expenditures (including, without limitation, by way of capitalized leases) which, in the aggregate, as to Borrower and all of its Subsidiaries, for any fiscal year set forth below, exceed the amount set forth below opposite such fiscal year, but excluding Capitalized Lease Obligations incurred in connection with the Liquidity Improvement Financing Plan, a Permitted GO Transaction and a Permitted RD Transaction:

                  Fiscal Year                             Amount
                  -----------                             ------
                      2002                             $13,800,000
                      2003                             $34,500,000

      Notwithstanding the foregoing, the Capital Expenditure limitation applicable in the 2003 fiscal year shall be increased to $40,000,000 if
      (i) EBITDA for such fiscal year is equal to or greater than $98,400,000 and (ii) after making each Capital Expenditure during such fiscal year in excess of the $34,500,000 limitation, pro forma Availability would be at least $50,000,000. If Borrower and its Subsidiaries do not use the entire amount of Capital Expenditures permitted in any Fiscal Year, they may carry forward to the first six months of the next succeeding fiscal year only, 50% of such unused amount (with Capital Expenditures made in such 6 month period applied last to such unused amount).

            8.2.9. Disposition of Assets. Sell, lease or otherwise dispose of any of, or permit any Subsidiary of Borrower to sell, lease or otherwise dispose of any of, its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except for:

                  (i) sales of Inventory in the ordinary course of business;

                  (ii) transfers of Property to Borrower by a Subsidiary of Borrower or to a Subsidiary of Borrower by another Subsidiary of Borrower;

                  (iii) so long as no Default or Event of Default exists and is continuing, dispositions of Property that is substantially worn, damaged, uneconomic or obsolete with Property of like kind, function and value, provided, that the replacement Property shall be acquired within 90 days after any disposition of Property that is to be replaced and the replacement Property shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens;

                  (iv) so long as no Default or Event of Default exists and is continuing, dispositions of Equipment and other fixed assets which, in the aggregate during any consecutive twelve-month period, have a fair market value or a book value, whichever is less, of $5,000,000 or less, and the net cash proceeds of which dispositions are promptly delivered to Agent for application against the then outstanding principal balance of the Revolving Credit Loans;

                  (v) dispositions of investments described in paragraphs (iv),
            (v), (vi) and (vii) of the definition of the term "Restricted Investments";

                  (vi) the transactions described on Exhibit 9.9 hereto in
            furtherance of the Liquidity Improvement Financing Program, all consummated on or before the Original Closing Date, to the extent the same were permitted in the Indentures and the City Loan Agreement;

                  (vii) the disposition of the Tandem Mill Collateral in
            connection with a Permitted Tandem Mill Transaction;

                  (viii) the disposition of the GO Facility in connection with a
            Permitted GO Transaction;

                  (ix) the disposition of the RD Facility in connection with a
            Permitted RD Transaction;

                  (x) the disposition of Borrower's CMS Assets in connection with a Permitted CMS Transaction; and

                  (xi) other dispositions expressly authorized by this
            Agreement.

            8.2.10. Securities of Subsidiaries. Permit any of its Subsidiaries to issue any additional Securities except to Borrower and except for director's qualifying Securities.

            8.2.11. Bill-and-Hold Sales, Etc. Make, or permit any Subsidiary of Borrower to make, a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, repurchase or return or consignment basis, unless otherwise agreed by Agent and Majority Lenders.

            8.2.12. Restricted Investment. Make or have, or permit any Subsidiary of Borrower to make or have, any Restricted Investment.

            8.2.13. Subsidiaries and Joint Ventures. Create, acquire or otherwise suffer to exist, or permit any Subsidiary of Borrower to create, acquire or otherwise suffer to exist, any Subsidiary or joint venture arrangement not in existence as of the Original Closing Date, or commit, or permit any Subsidiary of Borrower to commit, to make a loan, advance or capital contribution to any joint venture arrangement or entity.

            8.2.14. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrower's Subsidiaries.

            8.2.15. Organizational Documents. Other than the amendment to Borrower's certificate of incorporation on or prior to the Effective Date as necessary to establish the Series C Preferred, in the form attached hereto as Exhibit 8.2.15, agree to, or suffer to occur, any amendment, supplement or addition to its or any of its Subsidiaries' charter, articles or certificate of incorporation, certificate of formation, limited partnership agreement, bylaws, limited liability agreement, operating agreement or other organizational documents (as the case may be), that would reasonably be expected to have a Material Adverse Effect.

            8.2.16. Fiscal Year End. Change, or permit any Subsidiary of Borrower to change, its fiscal year end.

            8.2.17. Negative Pledges. Enter into any agreement limiting the ability of Borrower or any of its Subsidiaries to voluntarily create Liens upon any of its Property, except pursuant to the Indentures, the City Loan Agreement and the Exchange Indentures.

            8.2.18. Structural Changes. Change its or any of its Subsidiaries' legal name, state of incorporation or organization, Type of Organization or Organizational I.D. Number, in each case without providing Agent with at least 30 days' prior written notice thereof.

                         SECTION 9. CONDITIONS PRECEDENT

      9.1.  Conditions to Effectiveness of this Agreement.

            Notwithstanding any other provision of this Agreement or any of the other Loan Documents, this Agreement shall not be effective, and no Lender shall be required to make any Loan, nor shall Agent be required to or issue or procure any Letter of Credit or LC Guaranty, unless and until each of the following conditions has been and continues to be satisfied on or prior to June 30, 2002 (provided, that during the period prior to the Effective Date, and after June 30, 2002 if such conditions have not been met, Lenders shall make loans available to

Borrower, and Agent shall issue letters of credit and letter of credit guaranties, in each case pursuant to the terms of the Original Loan Agreement):

            9.1.1. Permitted Note Exchange Offer and Consent Solicitations. The Permitted Note Exchange Offer shall have been consummated and in connection therewith, the Exchange Instruments shall have been issued pursuant to the Exchange Indentures, the Indentures and the City Loan Agreement shall have been amended as set forth in the Registration Statement and the Series C Preferred shall have been issued as provided in the Registration Statement.

            9.1.2. Documentation. On the Closing Date, Agent shall have received, in form and substance satisfactory to Agent and its counsel, duly executed copies of this Agreement and the other agreements, instruments, documents and other items listed on Exhibit 9.1.2(A) hereto. On or before the Effective Date, Agent shall have received, in form and substance satisfactory to Agent and its counsel, duly executed copies of all agreements, instruments, documents and other items listed on Exhibit 9.1.2(B) hereto.

            9.1.3. No Default. No Default or Event of Default under the Original Loan Agreement shall exist.

            9.1.4. No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby including without limitation the Permitted Note Exchange Offer.

            9.1.5. Material Adverse Effect. As of the Effective Date, since December 31, 2001, there has not been any material adverse change in its business, assets, financial condition, income or prospects and no event or condition exists which would be reasonably likely to result in any Material Adverse Effect.

            9.2.  Conditions to Future Advances.

            Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or any Lender under the other sections of this Agreement, no Lender shall be required to make any Loan, nor shall Agent be required to or issue or procure any Letter of Credit or LC Guaranty, unless and until each of the following conditions has been and continues to be satisfied:

            9.2.1. Documentation. Agent shall have received, in form and substance satisfactory to Agent and its counsel, such additional documents, instruments, opinions and certificates as Agent and its counsel shall require from time to time pursuant to the terms of this Agreement and the Loan Documents.

            9.2.2. No Default. No Default or Event of Default shall exist.

          SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

      10.1. Events of Default.

            The occurrence of one or more of the following events shall constitute an "Event of Default":

            10.1.1. Payment of Obligations. Borrower shall fail to pay any of the Obligations hereunder or under any Note on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

            10.1.2. Misrepresentations. Any representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of Borrower, any Subsidiary of Borrower or any Guarantor in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made, furnished or reaffirmed pursuant to Section 7.2 hereof.

            10.1.3. Breach of Specific Covenants. Borrower shall fail or neglect to perform, keep or observe any covenant contained in Section or subsection 5.3, 5.4, 6.1.1, 6.1.2, 6.2.4, 6.2.5, 8.1.1, 8.1.2, 8.1.4,
      8.1.8, 8.1.11 or 8.2 hereof on the date that Borrower is required to perform, keep or observe such covenant or shall fail or neglect to perform, keep or observe any covenant contained in Section 8.1.3 or 8.1.7 hereof within 5 days following the date on which Borrower is required to perform, keep or observe such covenant.

            10.1.4. Breach of Other Covenants. Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 10.1 hereof) and the breach of such other covenant is not cured to Agent's satisfaction within 15 days after the sooner to occur of Borrower's receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any officer of Borrower.

            10.1.5. Default Under Security Documents or Other Agreements. Any event of default shall occur under, or Borrower, any of its Subsidiaries or any other Guarantor shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Security Documents, or the Other Agreements and such default shall continue beyond any applicable grace period.

            10.1.6. Other Defaults. There shall occur any default or event of default on the part of Borrower, any Subsidiary of Borrower or any other Guarantor under any agreement, document or instrument to which Borrower, such Subsidiary of Borrower or such Guarantor is a party or by which Borrower, such Subsidiary of Borrower or such Guarantor or any of its Property is bound, evidencing or relating to any Indebtedness (other than the Obligations) with an outstanding principal balance in excess of $5,000,000, if the payment or maturity of such Indebtedness is or could be accelerated in consequence of such event of default or demand for payment of such Indebtedness is made or could be made in accordance with the terms thereof.

            10.1.7. Uninsured Losses. Any material loss, theft, damage or destruction of any material portion of the Collateral, if not fully covered (subject to such deductibles and self-insurance retentions as Agent shall have permitted) by insurance.

            10.1.8. Insolvency and Related Proceedings. Borrower, any Subsidiary of Borrower or any Guarantor shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against Borrower, any Subsidiary of Borrower or any Guarantor under U.S. federal bankruptcy laws (if against Borrower, any Subsidiary of Borrower or any Guarantor the continuation of such proceeding for more than 60 days), or Borrower, any Subsidiary of Borrower or any Guarantor shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.

            10.1.9. Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of Borrower or any Subsidiary of Borrower for a period which materially and adversely affects the ability of Borrower and its Subsidiaries capacity, taken as a whole, to continue their businesses on a profitable basis; or Borrower or any Subsidiary of Borrower shall suffer the loss or revocation of any license or permit now held or hereafter acquired by Borrower or any Subsidiary of Borrower, the loss or revocation of which could reasonably be expected to have a Material Adverse Effect; or Borrower and its Subsidiaries shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of the business affairs of Borrower and its Subsidiaries, taken as a whole; or any material lease or agreement pursuant to which Borrower or any Subsidiary of Borrower leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term, other than any such lease or agreement the cancellation or termination of which could not reasonably be expected to have a Material Adverse Effect; or any material portion of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation.

            10.1.10. Change of Control. A Change of Control shall have occurred.

            10.1.11. ERISA. A Reportable Event shall occur which leads to the termination of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be otherwise terminated or any such trustee shall be requested or otherwise appointed, or if Borrower, any Subsidiary of Borrower or any Guarantor is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower's, such Subsidiary's or such Guarantor's complete or partial withdrawal from such Plan and, in each case described above such event could reasonably be expected to have a Material Adverse Effect.

            10.1.12. Challenge to Agreement. Borrower, any Subsidiary of Borrower or any Guarantor, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent.

            10.1.13. Repudiation of or Default Under Guaranty Agreement. Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement signed by such Guarantor, or shall repudiate such Guarantor's liability thereunder or shall be in default under the terms thereof.

            10.1.14. Criminal Forfeiture. Borrower, any Subsidiary of Borrower or any Guarantor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of Borrower, any Subsidiary of Borrower or any Guarantor.

            10.1.15. Judgments. Any money judgments, writ of attachment or similar processes (collectively, "Judgments") are issued or rendered against Borrower, any Subsidiary of Borrower or any Guarantor, or any of their respective Property (i) in the case of money judgments, in an amount of $5,000,000 or more for all such judgments, attachments or processes in the aggregate, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) could reasonably be expected to have a Material Adverse Effect, in each case which Judgment is not stayed, released or discharged within 30 days.

            10.1.16. Certain Payments in respect of Senior Notes and City Loan Agreement. During the period after the completion of the Permitted Note Exchange Offer (as evidenced by the issuance of the Exchange Instruments), Borrower (i) makes any payment of principal in respect of the Senior Notes or the Indebtedness under the City Loan Agreement prior to its stated maturity or (ii) in any 12 month period, pays more than an aggregate of $4,000,000 of accrued interest in respect of the Senior Notes and the Indebtedness under the City Loan Agreement (including without limitation any accrued and unpaid interest for prior periods).

            10.1.17. MABCO Lease. An "Event of Default" shall occur under the MABCO Lease and shall continue beyond any cure period applicable thereto under the terms of the MABCO Lease.

            10.2. Acceleration of the Obligations.

            Upon or at any time after the occurrence and during the continuance of an Event of Default, (i) the Revolving Loan Commitments shall, at the option of Agent or Majority Lenders be terminated and/or (ii) Agent or Majority Lenders may declare all or any portion of the Obligations at once due and payable without presentment, demand protest or further notice by Agent or any Lender, and Borrower shall forthwith pay to Agent, the full amount of such Obligations, provided, that upon the occurrence of an Event of Default specified in subsection

10.1.8 hereof, the Revolving Loan Commitments shall automatically be terminated and all of the Obligations shall become automatically due and payable, in each case without declaration, notice or demand by Agent or any Lender.

            10.3. Other Remedies.

            Upon the occurrence and during the continuance of an Event of Default, Agent shall have and may exercise from time to time the following other rights and remedies:

            10.3.1. All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

            10.3.2. The right to take immediate possession of the Collateral, and to (i) require Borrower and each of its Subsidiaries to assemble the Collateral, at Borrower's expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of Borrower or any Subsidiary of Borrower, Borrower agrees not to charge, or permit any of its Subsidiaries to charge, Agent for storage thereof).

            10.3.3. The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Agent may, at Agent's option, disclaim any and all warranties regarding the Collateral in connection with any such sale. Borrower agrees that 10 days' written notice to Borrower or any of its Subsidiaries of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on Borrower's or any of its Subsidiaries' premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent, on behalf of Lenders, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing 2 Business Days for collection, first to the costs, expenses and attorneys' fees incurred by Agent in collecting the Obligations, in enforcing the rights of Agent and Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, second to the interest due upon any of the Obligations; third, to the principal of the Obligations other than the Derivative

      Obligations and the Product Obligations; and fourth, to the Derivative Obligations and the Product Obligations. If any deficiency shall arise, Borrower and each Guarantor shall remain jointly and severally liable to Agent and Lenders therefor.

            10.3.4. Agent is hereby granted a license or other right to use, without charge, Borrower's and each of its Subsidiary's labels, patents, copyrights, licenses, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing, advertising for sale and selling any Collateral and Borrower's and each of its Subsidiary's rights under all licenses and all franchise agreements shall inure to Agent's benefit.

            10.3.5. Agent may, at its option, require Borrower to deposit with Agent funds equal to the LC Amount and, if Borrower fails to promptly make such deposit, Agent may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral and shall constitute a Base Rate Portion. Any such deposit or advance shall be held by Agent as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrower.

            10.4. Set Off and Sharing of Payments.

            In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with prior written consent of Agent and with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice to Borrower being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (ii) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations. Any Lender exercising a right to set off shall, to the extent the amount of any such set off exceeds its Revolving Loan Percentage of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender's pro rata share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Revolving Loan Percentages. Each Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such excess to Agent for the benefit of all Lenders in accordance with the Revolving Loan Percentages.

            10.5. Remedies Cumulative; No Waiver.

            All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty Agreement given to Agent or any Lender or contained in any other agreement between any Lender and Borrower or between Agent and Borrower heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Agent or any Lender to require strict performance by Borrower of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and other Obligations owing or to become owing from Borrower to Agent and each Lender have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by Borrower under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent (on behalf of itself, Majority Lenders or all Lenders, as required pursuant to subsection 11.10) and directed to Borrower.

                              SECTION 11. THE AGENT

      11.1. Authorization and Action.

            Each Lender hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby acknowledges that Agent shall not have by reason of this Agreement assumed a fiduciary relationship in respect of any Lender. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, Borrower. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including without limitation enforcement and collection of the Notes), Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, whenever such instruction shall be requested by Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided, that Agent shall be fully justified in failing or refusing to take any action which exposes Agent to any liability or which is contrary to this Agreement, the other Loan Documents or applicable law, unless Agent is indemnified to its satisfaction by the other Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If Agent seeks the consent or approval of the Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, Agent shall send notice thereof to each Lender and shall notify each Lender at any time that the Majority Lenders (or such greater or lesser number of Lenders) have instructed Agent to act or refrain from acting pursuant hereto.

            11.2. Agent's Reliance, Etc.

            Neither Agent, any Affiliate of Agent, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing,
Agent: (i) may treat each Lender party hereto as the holder of Obligations until Agent receives written notice of the assignment or transfer or such lender's portion of the Obligations signed by such Lender and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iii) makes no warranties or representations to any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iv) shall not have any duty beyond Agent's customary practices in respect of loans in which Agent is the only lender, to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrower, to inspect the property (including the books and records) of Borrower, to monitor the financial condition of Borrower or to ascertain the existence or possible existence or continuation of any Default or Event of Default; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be liable to any Lender for any action taken, or inaction, by Agent upon the instructions of Majority Lenders pursuant to Section 11.1 hereof or refraining to take any action pending such instructions; (vii) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to
Section 3 hereof; (viii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (ix) may assume that no Event of Default has occurred and is continuing, unless Agent has actual knowledge of the Event of Default, has received notice from Borrower or Borrower's independent certified public accounts stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing. In the event any apportionment or distribution described in clause (vii) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

            11.3. Fleet and Affiliates.

            With respect to its commitment hereunder to make Loans, Fleet shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the terms "Lender," "Lenders" or "Majority Lenders" shall, unless otherwise expressly indicated, include Fleet in its individual capacity as a Lender. Fleet and its Affiliates may lend money to, and generally engage in any kind of business with, Borrower, and any Person who may do business with or own Securities of Borrower all as if Fleet were not Agent and without any duty to account therefor to any other Lender.

            11.4. Lender Credit Decision.

            Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to herein and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Agent shall not have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other similar information regarding Borrower.

            11.5. Indemnification.

            Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower), in accordance with their respective Revolving Loan Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share, as set forth above, of any out-of-pocket expenses (including attorneys' fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrower. The obligations of Lenders under this Section 11.5 shall survive the payment in full of all Obligations and the termination of this Agreement. If after payment and distribution of any amount by Agent to Lenders, any Lender or any other Person, including Borrower, any creditor of Borrower, a liquidator, administrator or trustee in bankruptcy, recovers from Agent any amount found to have been wrongfully paid to Agent or disbursed by Agent to Lenders, then Lenders, in accordance with their respective Revolving Loan Percentages, shall reimburse Agent for all such amounts.

            11.6. Rights and Remedies to be Exercised by Agent Only.

            Each Lender agrees that, except as set forth in Section 10.4, no Lender shall have any right individually (i) to realize upon the security created by this Agreement or any other Loan Document, (ii) to enforce any provision of this Agreement or any other Loan Document, or (iii) to make demand under this Agreement or any other Loan Document.

            11.7. Agency Provisions Relating to Collateral.

            Each Lender authorizes and ratifies Agent's entry into this Agreement and the Security Documents for the benefit of Lenders. Each Lender agrees that any action taken by Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Agent's Liens upon the Collateral, for its benefit and the ratable benefit of Lenders. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Agreement and payment and satisfaction of all Obligations; or (ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with subsection 8.2.9 hereof (and Agent may rely conclusively on any such certificate, without further inquiry); or (iii) to the extent such release is required pursuant to the Exchange Intercreditor Agreement; or (iv) constituting property in which Borrower owned no interest at the time the Lien was granted or at any time thereafter; or (v) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuation of an Event of Default or (vi) if approved, authorized or ratified in writing by Agent at the direction of all Lenders. Upon request by Agent at any time, Lenders will confirm in writing Agent's authority to release particular types or items of Collateral pursuant hereto. Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to Agent in this Section 11.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, including given

Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any Lender.

            11.8. Agent's Right to Purchase Commitments.

            Agent shall have the right, but shall not be obligated, at any time upon written notice to any Lender and with the consent of such Lender, which may be granted or withheld in such Lender's sole discretion, to purchase for Agent's own account all of such Lender's interests in this Agreement, the other Loan Documents and the Obligations, for the face amount of the outstanding Obligations owed to such Lender, including without limitation all accrued and unpaid interest and fees.

            11.9. Right of Sale, Assignment, Participations.

            Borrower hereby consents to any Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, such Lender's rights, title, interests, remedies, powers, and duties hereunder or thereunder subject to the terms and conditions set forth below:

            11.9.1. Sales, Assignments. Each Lender hereby agrees that, with respect to any sale or assignment (i) no such sale or assignment shall be for an amount of less than $5,000,000, (ii) each such sale or assignment shall be made on terms and conditions which are customary in the industry at the time of the transaction, (iii) Agent must consent, such consent not to be unreasonably withheld, to each such assignment to a Person that is not an original signatory to this Agreement, (iv) the assigning Lender shall pay to the Agent a processing and recordation fee of $3,500 and any out-of-pocket attorneys' fees and expenses incurred by the Agent in connection with any such sale or assignment and (v) each such sale or assignment shall involve pro rata portions of the Revolving Credit Loans and Revolving Loan Commitment of the assigning Lender. After such sale or assignment has been consummated (x) the assignee Lender thereupon shall become a "Lender" for all purposes of this Agreement and (y) the assigning Lender shall have no further liability for funding the portion of Revolving Loan Commitments assumed by such other Lender.

            11.9.2. Participations. Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a "Participant"), provided that (i) no such participation shall be for an amount of less than $5,000,000, (ii) no Participant shall thereby acquire any direct rights under this Agreement, (iii) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan or (2) extending the final stated maturity of any Loan or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of the Loans; provided, that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default, (iv) no sale of a participation in extensions of credit shall in any manner relieve the originating Lender of its obligations hereunder, (v) the originating Lender shall remain solely responsible for the performance of such obligations, (vi) Borrower and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, (vii) in no event shall any financial institution purchasing the participation grant a participation in its participation interest in the Loans without the prior written consent of Agent, and, in the absence of a Default or an Event of Default, Borrower, which consents shall not unreasonably be withheld,
      (viii) all amounts payable by Borrower hereunder shall be determined as if the originating Lender had not sold any such participation and (ix) no such participation shall be made unless it involves a pro rata portion of each of the Revolving Credit Loans and Revolving Loan Commitment of the Lender granting the participation.

            11.9.3. Certain Agreements of Borrower. Borrower agrees that (i) it will use its best efforts to assist and cooperate with each Lender in any manner reasonably requested by such Lender to effect the sale of participation in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents and making members of management available at reasonable times to meet with and answer questions of potential assignees and Participants; and (ii) subject to the provisions of Section 12.14 hereof, such Lender may disclose credit information regarding Borrower to any potential Participant or assignee.

            11.9.4.     Non U.S. Resident Transferees.  If, pursuant to this
      Section 11.9, any interest in this Agreement or any Loans is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Lender shall cause such transferee (other than any Participant), and may cause any Participant, concurrently with and as a condition precedent to the effectiveness of such transfer, to (i) represent to the transferor Lender (for the benefit of the transferor Lender, the Agent, and Borrower) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrower or the transferor Lender with respect to any payments to be made to such transferee in respect of the interest so transferred,
      (ii) furnish to the transferor Lender, Agent and Borrower either United States Internal Revenue Service Form W-8BEN or United States Internal Revenue Service Form W-8ECI (wherein such transferee claims entitlement to complete exemption from United States federal withholding tax on all interest payments hereunder), and (iii) agree (for the benefit of the transferor Lender, Agent and Borrower) to provide the transferor Lender, Agent and Borrower a new Form W-8BEN or Form W-8ECI upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption.

            11.10.      Amendment.

            No amendment or waiver of any provision of this Agreement or any other Loan Document (including without limitation any Note), nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall be effective, unless (i) in writing and signed by each Lender, to do any of the following: (1) increase or decrease the aggregate Revolving Loan Commitments, (2) reduce the principal of, or interest on, any amount payable hereunder or under any Note, other than those payable only to Fleet in its capacity as Agent, which may be reduced by Fleet unilaterally, (3) decrease any interest rate payable hereunder, (4) postpone any date fixed for any payment of principal of, or interest on, any amounts payable hereunder or under any Note, other than those payable only to Fleet in its capacity as Agent, which may be postponed by Fleet unilaterally, (5) change clause (ii)(a) or clause (ii)(b) of the definition of the term Borrowing Base to increase the advance percentage of 85% applicable to Eligible Accounts or the advance percentage of 85% applicable to net orderly liquidation percentages of categories or types of Eligible Inventory contained therein, or to alter the appraisal procedures applicable to Eligible Inventory, (6) change clause (ii)(c) or clause (ii)(d) of the definition of the term Borrowing Base, (7) amend subsection 8.2.1(ii), (8) reduce the number of Lenders that shall be required for Lenders or any of them to take any action hereunder, (9) release or discharge any Person liable for the performance of any obligations of Borrower hereunder or under any of the Loan Documents, (10) amend any provision of this Agreement that requires the consent of all Lenders, or consent to or waive any breach of such provision, (11) amend the definition of the term "Majority Lenders", (12) amend this Section 11.10 or
(13) release any substantial portion of the Collateral, unless otherwise permitted pursuant to Section 11.7 hereof; or (ii) in writing and signed by Agent in addition to the Lenders required above to affect the rights or duties of Agent under this Agreement, any Note or any other Loan Document.

            11.11.      Agent's Limited Call Right.

            In the event that any Lender is unwilling to consent to the consummation of a Permitted Acquisition and Majority Lenders have consented to the consummation of such Permitted Acquisition, then the Agent shall have the right, but not the obligation, to require each non-consenting Lender to assign and sell its Revolving Loans, its Revolving Loan Percentage of LC Amounts and its Revolving Loan Commitment to one or more of the other Lenders, or any other assignee or assignees determined by Agent, for a purchase price equal to the unpaid principal balance of the Revolving Loans being purchased, any accrued and unpaid interest thereon and such Lender's Revolving Loan Percentage of accrued and unpaid Letters of Credit and LC Guaranties fees, each such assignment to be completed within 180 days after the date on which the applicable consent was refused. Each such assignment will be effective upon satisfaction of the conditions set forth in subsections 11.9.1(ii), (iii) and (v) above.

            11.12.      Resignation of Agent; Appointment of Successor.

            The Agent may resign as Agent by giving not less than thirty (30) days' prior written notice to the Lenders and Borrower. If the Agent shall resign under this Agreement, then, (i) subject to the consent of the Borrower (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which a Default or an Event of Default exists), the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders or (ii) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Agent's notice to the Lenders and the Borrower of its resignation, then the Agent shall appoint a successor agent who shall serve as Agent until such time as the Majority Lenders appoint a successor agent, subject to the Borrower's consent as set forth above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties of the Agent and the term "Agent" shall mean such successor effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 11 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

            11.13.      Syndication Agent and Documentation Agents.

            Syndication Agent and each Documentation Agent identified in the introductory paragraph of this Agreement, in its capacity as such, shall have no rights, powers, duties or responsibilities hereunder or under any other Loan Documents and no implied rights, powers, duties or responsibilities shall be read into this Agreement or any other Loan Document or otherwise exist on behalf of or against such entity, in its capacity as such. If Syndication Agent or either Documentation Agent resigns as such agent, no successor syndication or documentation agent shall be appointed.

                            SECTION 12. MISCELLANEOUS

      12.1. Power of Attorney.

            Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as Borrower's true and lawful attorney (and agent-in-fact), solely with respect to the matters set forth in this Section 12.1, and Agent, or Agent's agent, may, without notice to Borrower and in Borrower's or Agent's name, but at the cost and expense of
Borrower:

            12.1.1. At such time or times as Agent or said agent, in its sole discretion, may determine, endorse Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent's control.

            12.1.2. At such time or times upon or after the occurrence and during the continuance of an Event of Default (provided that the occurrence of an Event of Default shall not be required with respect to clauses (iv), (vi), (viii) and (ix) below), as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Borrower's rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable, and at Agent's option, with all warranties regarding the Collateral disclaimed; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to Borrower and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use Borrower's stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors;
      (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment included in the Tandem Mill Collateral, the Hot Mill Collateral or the Tin Mill Collateral and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent's determination, to fulfill Borrower's obligations under this Agreement.

            The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.

            12.2. Indemnity.

            Borrower hereby agrees to indemnify Agent and each Lender (and each of their Affiliates) and hold Agent and each Lender (and each of their Affiliates) harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by any such Person (including reasonable attorneys fees and legal expenses) as the result of Borrower's failure to observe, perform or discharge Borrower's duties hereunder. In addition, Borrower shall defend Agent and each Lender (and each of their Affiliates) against and save it harmless from all claims of any Person with respect to the Collateral (except those resulting from the gross negligence or intentional misconduct of any such Person). Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Agent or any Lender (and each of their Affiliates) by any Person under any Environmental Laws by reason of

Borrower's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this
Section 12.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

            12.3. Sale of Interest.

            Borrower may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, Borrower's rights, title, interests, remedies, powers, and duties hereunder or thereunder.

            12.4. Severability.

            Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            12.5. Successors and Assigns.

            This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrower, Agent and each Lender permitted under Section 11.9 hereof.

            12.6. Cumulative Effect; Conflict of Terms.

            The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, and except as provided in Section 3.2, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

            12.7. Execution in Counterparts.

            This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

            12.8. Notice.

            Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, one Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent, addressed as follows:

       If to Agent:                    Fleet Capital Corporation
                                       One South Wacker Drive
                                       Suite 1400
                                       Chicago, Illinois  60606
                                       Attention:  Loan Administration Manager
                                       Facsimile No.:  (312) 827-6537

       With a copy to:                 Goldberg, Kohn, Bell, Black,
                                         Rosenbloom & Moritz, Ltd.
                                       55 East Monroe Street
                                       Suite 3700
                                       Chicago, Illinois  60603
                                       Attention:  David L. Dranoff, Esq.
                                       Facsimile No.:  (312) 332-2196

       If to Borrower:                 Weirton Steel Corporation
                                       400 Three Springs Drive
                                       Weirton, West Virginia  26062
                                       Attention:  Mark E. Kaplan, Senior Vice
                                                   President-Finance and
                                                   Administration
                                       Facsimile No.:  (304) 797-2991

       With a copy to:                 Weirton Steel Corporation
                                       400 Three Springs Drive
                                       Weirton, West Virginia  26062
                                       Attention:  William R. Kiefer, Esq.,
                                                   General Counsel and
                                                   Secretary
                                       Facsimile No.:  (304) 797-3484

or to such other address as each party may designate for itself by notice given in accordance with this Section 12.8; provided, however, that any notice, request or demand to or upon Agent or a Lender pursuant to subsection 3.1.1 or
4.2.2 hereof shall not be effective until received by Agent or such Lender.

            12.9. Consent.

            Whenever Agent's, Majority Lenders' or all Lenders' consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, except as otherwise specifically provided herein, Agent, Majority Lenders or all Lenders, as applicable, shall be authorized to give or withhold such consent in their sole and absolute discretion and to condition its consent upon the giving of additional Collateral security for the Obligations, the payment of money or any other matter.

            12.10.      Credit Inquiries.

            Borrower hereby authorizes and permits Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning Borrower or any of its Subsidiaries.

            12.11.      Time of Essence.

            Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

            12.12.      Entire Agreement.

            This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

            12.13.      Interpretation.

            No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

            12.14.      Confidentiality.

            Agent and each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with Agent's and such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment or as required or requested by any governmental authority or representative thereof or pursuant to legal process and shall require any such participant or assignee to agree to comply with this Section 12.14.

            12.15.      GOVERNING LAW; CONSENT TO FORUM.

            THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN CHICAGO, ILLINOIS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY

JURISDICTION OTHER THAN ILLINOIS, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF ILLINOIS. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWER, AGENT OR ANY LENDER, BORROWER HEREBY CONSENTS AND AGREES THAT THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER ON THE ONE HAND AND AGENT OR ANY LENDER ON THE OTHER HAND PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER'S ACTUAL RECEIPT THEREOF OR 5 DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR ANY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

            12.16.      WAIVERS BY BORROWER.

            BORROWER WAIVES (I) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (II) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF

PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS , CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT OR ANY LENDER ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER AGENT OR ANY LENDER MAY DO IN THIS REGARD;
(III) NOTICE PRIOR TO AGENT'S TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY OF AGENT'S REMEDIES; (IV) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (V) NOTICE OF ACCEPTANCE HEREOF AND (VI) EXCEPT AS PROHIBITED BY LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT'S AND EACH LENDER'S ENTERING INTO THIS AGREEMENT AND THAT AGENT AND EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

            12.17.      Advertisement.

            Borrower hereby authorizes Agent to publish the name of Borrower and the amount of the credit facility provided hereunder in any "tombstone" or comparable advertisement which Agent elects to publish.

            IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

                                 WEIRTON STEEL CORPORATION


                                 By________________________________________
                                 Title_____________________________________


                                 FLEET CAPITAL CORPORATION,
                                   as Agent and as a Lender


                                 By________________________________________
                                 Title_____________________________________

                                 Revolving Loan Commitment:  $50,000,000


                                 FOOTHILL CAPITAL CORPORATION,
                                   as Syndication Agent and as a Lender


                                 By________________________________________
                                 Title_____________________________________

                                 Revolving Loan Commitment:  $50,000,000


                                 THE CIT GROUP/BUSINESS CREDIT, INC.,
                                   as a Documentation Agent and as a Lender


                                 By________________________________________
                                 Title_____________________________________

                                 Revolving Loan Commitment:  $50,000,000

                                 GMAC BUSINESS CREDIT, LLC,
                                   as a Documentation Agent and as a Lender


                                 By________________________________________
                                 Title_____________________________________

                                 Revolving Loan Commitment:  $35,000,000


                                 TRANSAMERICA BUSINESS
                                   CAPITAL CORPORATION, as a Lender


                                 By________________________________________
                                 Title_____________________________________

                                 Revolving Loan Commitment:  $15,000,000

                                   APPENDIX A

                               GENERAL DEFINITIONS

            When used in the Amended and Restated Loan and Security Agreement dated as of __________, 2002, by and among Fleet Capital Corporation, individually and as Agent, Foothill Capital Corporation, individually and as Syndication Agent, The CIT Group/Business Credit, Inc., individually and as a Documentation Agent, GMAC Business Credit, LLC, individually and as a Documentation Agent, the other financial institutions which are or become parties thereto and Weirton Steel Corporation, (a) the terms Chattel Paper, Document, Equipment, Fixture, General Intangibles, Instrument, Inventory, Proceeds and Supporting Obligations have the respective meanings assigned thereto under the UCC; (b) all terms indicating Collateral having the meanings assigned thereto under the UCC shall be deemed to mean such Property, whether now owned or hereafter created or acquired by Borrower or in which Borrower now has or hereafter acquires any interest; (c) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in said Amended and Restated Loan and Security Agreement; and (d) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

            2004 Indenture - that certain Indenture dated as of July 3, 1996 between Bankers Trust Company and Borrower, pursuant to which Borrower issued $125,000,000 of 11-3/8% Senior Notes due 2004, as amended from time to time.

            2004 Senior Notes - any promissory notes, debentures or other instruments previously issued by Borrower pursuant to the 2004 Indenture, and any replacement promissory notes, debentures or other instruments issued pursuant thereto.

            2005 Indenture - that certain Indenture dated as of June 12, 1995 between Bankers Trust Company and Borrower, pursuant to which Borrower issued $125,000,000 of 10-3/4% Senior Notes due 2005, as amended from time to time.

            2005 Senior Notes - any promissory notes, debentures or other instruments previously issued by Borrower pursuant to the 2005 Indenture, and any replacement promissory notes, debentures or other instruments issued pursuant thereto.

            Account - any right to payment for goods sold or leased or for services rendered, whether or not it has been earned by performance.

            Account Debtor - any Person who is or may become obligated under or on account of any Account, Contract Right, Chattel Paper or General Intangible.

            Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 5% of the Voting Stock of a Person; or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the voting equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

            Agent - Fleet Capital Corporation in its capacity as agent for the Lenders under the Agreement and any successor in that capacity appointed pursuant to subsection 11.11 of the Agreement.

            Agreement - the Amended and Restated Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A, as each of the same may be amended from time to time.

            Applicable Margin - from the Original Closing Date to, but not including, the first Adjustment Date (as hereinafter defined) the percentages set forth below with respect to the Base Rate Portion and the LIBOR Portion:

             Base Rate Portion                              2.00%
             LIBOR Portion                                  3.50%

            The percentages set forth above will be adjusted on the first day of each October, January, April and July during the Term, commencing with October 1, 2002 (each such date an "Adjustment Date"), effective prospectively, by reference to the applicable "Financial Measurement" (as defined below) for the quarter most recently ending in accordance with the following:


         Financial Measurement              Base Rate Portion       LIBOR Portion
         ---------------------              -----------------       -------------
      Less than or equal to $50,000,000           2.25%                 3.75%


      $50,000,001 to $85,000,000                  2.00%                 3.50%

      $85,000,001 to $110,000,000                 1.75%                 3.25%

      Greater than $110,000,000                   1.50%                 3.00%

      For purposes hereof, "Financial Measurement" shall mean the average Gross Availability for the quarter then most recently ended, as determined by Agent consistent with the terms of the Agreement.

            Approved Financing Transaction - a transaction in which Borrower incurs Indebtedness secured by the Tandem Mill Collateral (i) that is permitted pursuant to the Exchange Indentures (or, at any time after all Indebtedness under the Exchange Notes has been paid in full, that is permitted pursuant to the Exchange Loan Agreement), (ii) that is consummated concurrently with an acquisition of stock or assets to which Majority Lenders have consented, and (iii) which constitutes a Permitted Tandem Mill Transaction.

            Approved Sale - an Asset Disposition of the Tin Mill Collateral, the Hot Mill Collateral or the Tandem Mill Collateral (i) that is permitted pursuant to the Exchange Indentures (or, at any time after all Indebtedness under the Exchange Notes has been paid in full, that is permitted pursuant to the Exchange Loan Agreement) and (ii) that is permitted pursuant to subsection 8.2.9 of the Agreement or to which Majority Lenders have consented (or, in the case of the Tandem Mill Collateral, to which Agent and all Lenders have consented, in their reasonable credit judgment).

            Approved Sale and Leaseback - a sale and leaseback transaction (i) that is permitted pursuant to the Exchange Indentures (or, at any time after all Indebtedness under the Exchange Notes has been paid in full, that is permitted pursuant to the Exchange Loan Agreement) and (ii) that is permitted pursuant to subsection 8.2.9 of the Agreement or to which Majority Lenders (or in the case of a sale and leaseback transaction that constitutes a Permitted Tandem Mill Transaction, Agent and all Lenders, in their reasonable credit judgment) have consented.

            Asset Disposition - as defined in the Exchange Note Indenture, as in effect on the date hereof and as amended, supplemented or otherwise modified with the consent of Majority Lenders.

            Availability - the amount of additional money which Borrower is entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Agent or any Lender may have paid for the account of Borrower pursuant to any of the Loan Documents and which have not been reimbursed by Borrower), the LC Amount and any reserves is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is 0.

            Bank - Fleet National Bank.

            Base Rate - the rate of interest announced or quoted by Bank from time to time as its prime rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and, if such prime rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.

            Base Rate Portion - that portion of the Revolving Credit Loans that is not subject to a LIBOR Option.

            Bonds - the Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 1989 issued by the City of Weirton, West Virginia.

            Borrowing Base - as at any date of determination thereof, an amount equal to the lesser of:

                  (i)   the Revolving Credit Maximum Amount; or

                  (ii)  an amount equal to:

                        (a) 85% of the net amount of Eligible Accounts outstanding at such date; plus

                        (b) up to 85% (or such lesser percentage as Agent may determine from time to time in its reasonable credit judgment), of the net orderly liquidation percentage of each category or type of Eligible Inventory, as determined by Hilco Appraisal Services, LLC or another appraiser acceptable to Majority Lenders, and reflected in the most recent Inventory appraisal delivered to Agent under the Agreement; minus

                        (c)   $20,000,000.

      Notwithstanding the foregoing, (I) the amount of clause (b) above shall be limited to $100,000,000, and (II) the sum of clauses (a) plus (b) minus
      (c) shall be limited to (i) 80% of Accounts as reflected on the consolidated financial statements of Borrower, as determined pursuant to the Indentures, as in effect on the Closing Date and (ii) 50% of Inventory as reflected on the consolidated financial statements of Borrower, as determined pursuant to the Indentures, as in effect on the Closing Date. The limitations set forth in the immediately preceding sentence and each of the advance rates set forth above may be adjusted downward by Agent, as Agent shall deem necessary or appropriate in its reasonable credit judgment.

            For purposes hereof, (1) the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent's option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time (provided, that such amounts shall not be subtracted from the net amount of Eligible Accounts to the extent already taken into account in determining the gross amount of Eligible Accounts or in the form of a reserve pursuant to subsection 1.1.1 of the Agreement) and (2) the amount of Eligible Inventory shall be determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP.

            Borrowing Base Certificate - a certificate by a responsible officer of Borrower, substantially in the form of Exhibit 8.1.4 (or another form acceptable to Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be satisfactory to Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by Borrower and certified to Agent; provided, that Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment based on the terms of the Agreement, any such calculation after giving notice thereof to the Borrower, (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that Agent determines that such calculation is not in accordance with this Agreement.

            Business Day - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Wisconsin or the State of Illinois or is a day on which banking institutions located in either of such states are closed.

            Capital Expenditures - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

            Capitalized Lease Obligation - any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

            Change of Control - any Person (other than the trusts under Borrower's Stock Plans) shall own or control either (i) more than 50% of the aggregate issued and outstanding Voting Stock of Borrower or (ii) a sufficient percentage of the issued and outstanding Voting Stock of Borrower to elect or control the majority of the board of directors of Borrower; or Borrower shall fail to own and control 100% of the Securities of its Subsidiaries; or a "Change of Control" (as is defined in the Exchange Note Indenture, as it exists on the Effective Date) shall have occurred.

            City Loan Agreement - the Loan Agreement dated as of November 1, 1989 between Borrower and the City of Weirton, West Virginia and executed in connection with certain Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 1989, issued on November 1, 1989.

            Closing Date - __________, 2002.

            CMS Assets - all the assets and Property owned and used by Borrower as part of, or in connection with, its facility commonly known as the "Central Machine Shop" and consisting of the following: (i) real Property of approximately 5.7 acres located on Old North Main Street in Weirton, West Virginia south of Borrower's former Foster Wheeler Steam Generating Facility, including all buildings thereon, fixtures and appurtenances pertaining thereto (the "CMS Realty"), (ii) all Equipment located on the CMS Realty, including all cranes, machine tools, welding equipment, presses, tooling, cabinets, spare parts, metal stock, and all general plant equipment, specifically excluding, however, office furniture and office equipment located on the CMS Realty used by Central Machine Shop personnel and located on the second floor of the Central Machine Shop building, and (iii) all Equipment located in Borrower's facility situated at Borrower's Tin Mill and commonly known as the "Tin Mill Shop," said Equipment in clauses (ii) and (iii) being more specifically identified in Exhibit A-9.

            Code - the Internal Revenue Code of 1986, as amended, and any successor statute, and all rules and regulations promulgated thereunder.

            Collateral - all of the Property and interests in Property described in Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

            Collateral Protection Loans - as defined in subsection 1.1.4 of the Agreement.

            Compliance Certificate - as defined in subsection 8.1.3 of the Agreement.

            Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

            Contract Right - any right of Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

            Current Assets - at any date means the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP.

            Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

            Default Rate - as defined in subsection 2.1.2 of the Agreement.

            Derivative Obligations - every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

            Distribution - in respect of any Person means and includes: (i) the payment of any dividends or other distributions on Securities (except distributions in such Securities) and (ii) the redemption or acquisition of Securities of such Person, as the case may be, unless made contemporaneously from the net proceeds of the sale of Securities.

            Documentation Agent - each of GMAC Business Credit, LLC and The CIT Group/Business Credit, Inc., in its capacity as a documentation agent under the Agreement.

            Dominion Account - a special bank account or accounts of Agent established by Borrower pursuant to subsection 6.2.4 of the Agreement at banks selected by Borrower, but acceptable to Agent in its discretion, and over which Agent shall have sole and exclusive access and control for withdrawal purposes.

            EBITDA - with respect to any period, the sum of Borrower's and its Subsidiaries' Consolidated net earnings (or loss) before interest expense, income taxes, depreciation and amortization for said period (but excluding any extraordinary gains for said period), as determined in accordance with GAAP.

            Effective Date - the date upon which all conditions contained in
      Section 9.1 of the Agreement have first been satisfied.

            Eligible Account - an Account arising in the ordinary course of the business of Borrower from the sale of goods or rendition of services which Agent, in its reasonable credit judgment based on the terms of the Agreement, deems to be an Eligible Account. Without limiting the generality of the foregoing, and without duplication with any reserves against Eligible Accounts established under subsection 1.1.1 of the Agreement, no Account shall be an Eligible Account if:

                  (i) it arises out of a sale made or services rendered by
            Borrower to a Subsidiary of Borrower or an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower; or

                  (ii) it remains unpaid more than 60 days after the original due date; or

                  (iii) it remains unpaid more than 90 days after the original invoice date, except with respect to up to $20,000,000 in the aggregate of Accounts outstanding at any time which remaining unpaid more than 91 days, but less than 121 days after the original invoice date; or

                  (iv) the total unpaid Eligible Accounts of the Account Debtor exceed 15% of the net amount of all Eligible Accounts, but only to the extent of such excess; or

                  (v) any covenant, representation or warranty contained in the
            Agreement with respect to such Account has been breached; or

                  (vi) the Account Debtor is also a creditor or supplier of
            Borrower or any Subsidiary of Borrower, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Borrower or any Subsidiary of Borrower, or the Account otherwise is or may become subject to right of setoff by the Account Debtor, provided, that any such Account shall be eligible to the extent such amount thereof exceeds such contract, dispute, claim, setoff or similar right; or

                  (vii) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account

            Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws, as now constituted or hereafter amended, has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

                  (viii) it arises from a sale made or services rendered to an
            Account Debtor outside the United States, Puerto Rico or Canada; or

                  (ix) (1) it arises from a sale to the Account Debtor on a
            bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, or any other repurchase or return basis; or (2) it is subject to a reserve established by Borrower for potential returns or refunds, to the extent of such reserve; or

                  (x) the Account Debtor is the United States of America or any
            department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to Agent, in a manner satisfactory to Agent, in its judgment, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C.Section 203 et seq., as amended); or

                  (xi) it is not at all times subject to Agent's duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or

                  (xii) the goods giving rise to such Account have not been
            delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

                  (xiii) the Account is evidenced by chattel paper or an
            instrument of any kind, or has been reduced to judgment; or

                  (xiv) Borrower or a Subsidiary of Borrower has made any
            agreement with the Account Debtor for any extension, compromise, settlement or modification of any Account or any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

                  (xv) 25% or more of the Accounts owing from the Account Debtor
            (other than Crown Cork & Seal, Inc. and its Affiliates) are not Eligible Accounts hereunder; or, in the case of Crown Cork & Seal, Inc. and its Affiliates, taken as a whole, 10% or more than the Accounts owing from such Account Debtor are not Eligible Accounts hereunder, in each case, solely because of the application of clauses (ii) and (iii) of this definition; or

                  (xvi) Borrower has made an agreement with the Account Debtor to extend the time of payment thereof beyond the limit provided in clause (ii) of this definition; or

                  (xvii) it represents service charges, late fees or similar charges; or

                  (xviii) the Account Debtor is Crown Cork & Seal, Inc. or one of its Affiliates and the aggregate Accounts owing by Crown Cork & Seal, Inc. and its Affiliates, taken as a whole, exceed $10,000,000; provided, that Agent may further reduce such amount from time to time in its discretion), but solely to the extent of such excess; or

                  (xix) it arises under a lease by Borrower to the Account
            Debtor; or

                  (xx) it is not otherwise acceptable to Agent in its reasonable credit judgment.

            Eligible Inventory - Inventory of Borrower (other than packaging materials and supplies, tooling, samples and literature) which Agent, in its reasonable credit judgment based upon the terms of the Agreement, deems to be Eligible Inventory. Without limiting the generality of the foregoing, and without duplication with any reserves against Eligible Inventory established under subsection 1.1.1 of the Agreement, no Inventory shall be Eligible Inventory if:

                  (i) it is not raw materials, work in process that is, in
            Agent's opinion, readily marketable in its current form or finished goods which meet the specifications of the purchase order or contract for such Inventory, if any;

                  (ii) it is fuel oil, coke breeze, sump breeze, store supplies, melting slag or dross; or

                  (iii) it is not in good, new and saleable condition or is
            otherwise unmerchantable; or

                  (iv) it is slow-moving or obsolete; or

                  (v) it does not meet all standards imposed by any governmental agency or authority; or

                  (vi) it does not conform in all respects to any covenants, warranties and representations set forth in the Agreement applicable to it; or

                  (vii) it is not at all times subject to Agent's duly
            perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or

                  (viii) it is not situated at a location in compliance with the
            Agreement, provided that Inventory situated at a location not owned by Borrower will be

            Eligible Inventory only (a) if it is consignment Inventory, Borrower has complied with the requirements of Agent and Majority Lenders with respect thereto or (b) if it is otherwise situated at a location not owned by Borrower, (I) at least $100,000 in Inventory is situated at such location and (II) Agent has received a satisfactory landlord's agreement, processor letter or bailee letter, as applicable, with respect to such location, and in the case of Inventory located with a processor or bailee, Agent has filed an appropriate UCC financing statement covering such Inventory showing the processor as debtor, Borrower as secured party and Agent as assignee of secured party (provided, the Borrower shall only be required to comply with this clause (b) on and after May 31, 2002 in order for applicable Inventory to remain Eligible Inventory hereunder); or

                  (ix) it is in transit; or

                  (x) it is not otherwise acceptable to Agent in its reasonable credit judgment.

            Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, orders and consent decrees relating to health, safety and environmental matters.

            ERISA - the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

            Event of Default - as defined in Section 10.1 of the Agreement.

            Exchange Act - the Securities Act of 1934, as amended, and any successor statute, and all rules and regulations promulgated thereunder.

            Exchange Bond Indenture - the Indenture of Trust pursuant to which Exchange Bonds are being issued in connection with the Permitted Note Exchange Offer.

            Exchange Bonds - the bonds issued in exchange for the bonds originally issued pursuant to the City Loan Agreement.

            Exchange Indentures - collectively (i) the Exchange Note Indenture and (ii) the Exchange Bond Indenture, each in form and substance reasonably acceptable to Agent, as each such Indenture is amended from time to time.

            Exchange Instruments - any promissory notes, bonds, debentures or other instruments issued by Borrower pursuant to either Exchange Indenture in connection with the Permitted Note Exchange Offer, including without limitation the Exchange Bonds and the Exchange Notes, and any replacement bonds, promissory notes, debentures or other instruments issued pursuant thereto.

            Exchange Intercreditor Agreement - the Intercreditor Agreement dated as of the Effective Date executed by the collateral agent under the Junior Intercreditor Agreement, the indenture trustee under the Exchange Note Indenture, the indenture trustee under the Exchange Bond Indenture and Agent.

            Exchange Loan Agreement - the Agreement between the City of Weirton, West Virginia and Borrower executed in connection with the Exchange Bonds.

            Exchange Note Indenture - the Indenture pursuant to which Exchange Notes are being issued in connection with the Permitted Note Exchange Offer.

            Exchange Notes - the notes issued in exchange for the notes originally issued pursuant to the Indentures.

            Fee Letters - as defined in Section 2.3 of the Agreement.

            Foster Wheeler/Steamco - the transaction comprising the sale of Borrower's Foster Wheeler Steam Generating Facility and related assets by Borrower's Subsidiary, FW Holdings, Inc., to MABCO Steam Company, LLC, an entity controlled by certain of Borrower's vendors, pursuant to a Purchase Agreement dated as of October 26, 2001, the lease of such facility by FW Holdings, Inc. pursuant to the MABCO Lease, the payment of rentals and repurchase of such facility in accordance with the terms thereof and the supply of influent, steam, and electrical generation, labor and other activities related thereto pursuant to a Supply Agreement and Labor Supply Agreement, each dated as of October 26, 2001.

            GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

            GO Facility - Borrower's general office facility located at 400 Three Springs Drive, Weirton, West Virginia.

            Gross Availability - an amount equal to the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Agent or any Lender may have paid for the account of Borrower pursuant to any of the Loan Documents and which have not been reimbursed by Borrower), the LC Amount and any reserves is subtracted from the amount derived under clause (ii) of the definition of Borrowing Base. If the amount outstanding is equal to or greater than the amount derived under clause (ii) of the definition of Borrowing Base, Gross Availability is 0.

            Guarantors - each Person who hereafter guarantees payment or performance of the whole or any part of the Obligations.

            Guaranty Agreements - each guaranty hereafter executed by any Guarantor.

            Hot Mill Collateral - the real Property constituting Borrower's Hot Strip Mill located at Borrower's Weirton, West Virginia steel-making facility, which converts slabs into flat rolled coils and which is legally described on Exhibit A-4 attached to the Agreement, together with all Equipment and Fixtures now or hereafter located thereon (whether or not later moved), including without limitation the Equipment listed on Exhibit A-5 attached to the Agreement.

            Indebtedness - as applied to a Person means, without duplication:

                  (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations;

                  (ii) all obligations of other Persons which such Person has guaranteed;

                  (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person;

                  (iv) Derivative Obligations;

                  (v) all obligations in respect of preferred stock Securities, to the extent subject to mandatory redemption; and

                  (vi) in the case of Borrower (without duplication), the
            Obligations.

            Indentures - collectively, the 2004 Indenture and the 2005
      Indenture.

            Intellectual Property - means: all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

            Interest Period - as applicable to any LIBOR Portion, a period commencing on the date such LIBOR Portion is advanced, continued or converted, and ending on the date which is one (1) month, two (2) months, three (3) months, or six (6) months later, as may then be requested by Borrower; provided that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end in the next preceding or succeeding Business Day as is Agent's custom in the market to which such LIBOR Portion relates; (ii) there remains a minimum of one (1) month, two
      (2) months, three (3) months or six (6) months (depending upon which Interest Period Borrower selects) in the Term, unless Borrower and Lenders have agreed to an extension of the Term beyond the expiration of the Interest Period in question; and (iii) all Interest Periods of the same duration which commence on the same date shall end on the same date.

            Junior Intercreditor Agreement - the Collateral Agency and Second Lien Intercreditor Agreement of even date herewith among the collateral agent thereunder, the indenture trustee under the Exchange Note Indenture and the indenture trustee under the Exchange Bond Indenture.

            Junior Security Documents - the deeds of trust, security agreements and other agreements, instruments and documents now or hereafter securing all or any portion of the Indebtedness under the Exchange Indentures.

            LC Amount - at any time, the aggregate undrawn face amount of all Letters of Credit and LC Guaranties then outstanding.

            LC Guaranty - any guaranty pursuant to which Agent or any Affiliate of Agent shall guaranty the payment or performance by Borrower of its reimbursement obligation under any standby letter of credit.

            LC Obligations - any Obligations that arise from any draw against any Letter of Credit or against any Letter of Credit supported by an LC Guaranty.

            Letter of Credit - any standby letter of credit issued by Agent or any Affiliate of Agent for the account of Borrower.

            LIBOR - as applicable to any LIBOR Portion, for the applicable Interest Period, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period which appears on the Telerate page 3750 as of 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the first day of such Interest Period; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR shall be the rate (rounded upwards as described above, if necessary) for deposits in U.S. dollars for a period substantially equal to the Interest Period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m.

      (London Time), on the day that is two (2) London Banking Days prior to the first day of such Interest Period. If both the Telerate and Reuters systems are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Interest Period which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. (London time), on the day that is two (2) London Banking Days preceding the first day of such Interest Period as selected by Agent. The principal London office of each of the major London banks so selected will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two (2) such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York City time), on the day that is two (2) London Banking Days preceding the first day of such Interest Period. In the event that Agent is unable to obtain any such quotation as provided above, it will be determined that LIBOR pursuant to a Interest Period cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

            LIBOR Interest Payment Date - the first day of each calendar month during and immediately following the applicable Interest Period.

            LIBOR Option - the option granted pursuant to Section 3.1 of the Agreement to have the interest on all or any portion of the principal amount of the Revolving Credit Loans based on the LIBOR.

            LIBOR Portion - that portion of the Revolving Credit Loans specified in a LIBOR Request (including any portion of Revolving Credit Loans which is being borrowed by Borrower concurrently with such LIBOR Request) which, as of the date of the LIBOR Request specifying such LIBOR Portion, has met the conditions for basing interest on the LIBOR in Section 3.1 of the Agreement and the Interest Period of which was commenced and not terminated.

            LIBOR Request - a notice in writing (or by telephone confirmed electronically or by telecopy or other facsimile transmission on the same day as the telephone request) from Borrower to Agent requesting that interest on a Revolving Credit Loan be based on the LIBOR, specifying: (i) the first day of the Interest Period (which shall be a Business Day); (ii) the length of the Interest Period; (iii) whether the LIBOR Portion is a new Loan, a conversion of a Base Rate Portion, or a continuation of a LIBOR Portion, and (iv) the dollar amount of the LIBOR Portion, which shall be in an amount not less than $1,000,000 or an integral multiple of $100,000 in excess thereof.

            Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include rights of seller under conditional sales contracts or title retention agreements, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

            Liquidity Improvement Financing Program - the program of liquidity improvements to be effected by Borrower and its Subsidiaries with vendors, suppliers, municipal, community and other financing sources disclosed by Borrower to Agent and comprising one or more of (i) Foster Wheeler/Steamco, (ii) the Permitted RD Transaction, (iii) the Permitted GO Transaction, (iv) the Scrap Inventory Purchase, (v) Special Considerations, and (vi) the termination of the requirement that Borrower post a letter of credit or other collateral for Borrower's obligations under a certain Master Lease Agreement dated September, 1993 between Borrower and MBC Leasing Corp., as assignee of General Electric Capital Corporation (the "Lessor") and a related Agency Agreement and Letter of Credit Agreement, in connection with the purchase by the West Virginia Economic Development Authority (or its assignee) ("WVEDA") of the Lessor's interest in such Master Lease Agreement, Agency Agreement and Letter of Credit Agreement, net of any amounts payable by Borrower to Lessor or WVEDA in connection with such purchase or termination, pursuant to all of which Borrower and its Subsidiaries are seeking to obtain additional cash liquidity improvements of not less than $30,000,000 in the aggregate within 120 days of the Original Closing Date.

            Loan Account - the loan account established on the books of Agent pursuant to Section 3.6 of the Agreement.

            Loan Documents - the Agreement, the Other Agreements and the Security Documents.

            Loans - all loans and advances of any kind made by Agent, any Lender, or any Affiliate of Agent or any Lender, pursuant to the Agreement.

            London Banking Day - any date on which commercial banks are open for business in London, England.

            MABCO Lease - the Lease Agreement dated as of October 26, 2001 between MABCO Steam Company, LLC and FW Holdings, Inc., with respect to the Foster Wheeler Steam Generating Facility and certain related assets, as it may be amended from time to time.

            Majority Lenders - as of any date, Lenders holding 51% of the outstanding Revolving Loan Commitments determined on a combined basis and following the termination of the Revolving Loan Commitments, Lenders holding 51% or more of the outstanding Loans, LC Amounts and LC Obligations not yet reimbursed by Borrower or funded with a Revolving Credit Loan; provided, that (i) in each case, if there are 3 or more Lenders with outstanding Loans, LC Amounts, unfunded and unreimbursed LC Obligations or Revolving Loan Commitments, at least 3 Lenders shall be required to constitute Majority Lenders; and (ii) prior to termination of the Revolving Loan Commitments, if any Lender breaches its obligation to fund any requested Revolving Credit Loan, for so long as such breach exists, its voting rights hereunder shall be calculated with reference to its outstanding Loans, LC Amounts and unfunded and unreimbursed LC Obligations, rather than its Revolving Loan Commitment.

            Material Adverse Effect - (i) a material adverse effect on the business, condition (financial or otherwise), operation, performance or properties of Borrower and its Subsidiaries, taken as a whole, (ii) a material adverse effect on the rights and remedies of Agent or Lenders under the Loan Documents, or (iii) the material impairment of the ability of Borrower and its Subsidiaries to perform their obligations hereunder or under any Loan Document.

            Material Subsidiary - any of Borrower's Subsidiaries that (i) has net income (excluding extraordinary gains) for any fiscal quarter that is greater than 1% of the aggregate consolidated net income of Borrower and its Subsidiaries for such fiscal quarter, (ii) the net book value of whose assets at any time is greater than or equal to 1% of the aggregate consolidated net book value of the assets of Borrower and its Subsidiaries at such time or (iii) in Agent's reasonable judgment at any time has material business operations.

            Money Borrowed - means, (i) Indebtedness arising from the lending of money by any Person to Borrower or any of its Subsidiaries; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to Borrower or any of its Subsidiaries, (1) which is represented by notes payable or drafts accepted that evidence extensions of credit, (2) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (3) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of Borrower or any of its Subsidiaries under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by Borrower or any of its Subsidiaries. Money Borrowed shall not include trade payables or accrued expenses.

            Mortgages - the Deed of Trust executed by Borrower on or about the Original Closing Date in favor of Agent, for the benefit of itself and Lenders, by which

      Borrower has granted to Agent, as security for the Obligations, a Lien upon the real Property of Borrower located at the No. 9 Tandem Mill, the Deed of Trust executed by Borrower on or about the Effective Date in favor of Agent, for the benefit of itself and Lenders, by which Borrower has granted to Agent, as security for the Obligations, a Lien upon the real Property of Borrower included within the Tin Mill Collateral, the Deed of Trust executed by Borrower on or about the Effective Date in favor of Agent, for the benefit of itself and Lenders, by which Borrower has granted to Agent, as security for the Obligations, a Lien upon the real Property of Borrower included within the Hot Mill Collateral, and all other mortgages, deeds of trust and comparable documents now or at any time hereafter securing the whole or any part of the Obligations.

            Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

            No. 9 Tandem Mill - the Property, inclusive of fence, buildings, other improvements, fixtures and Equipment located in Borrower's Strip Steel Department at its mill in Weirton, West Virginia, as more particularly described and depicted in the Mortgage.

            Net Cash Proceeds - as defined in the Exchange Note Indenture, as in effect on the date hereof and as amended, supplemented or otherwise modified with the consent of Majority Lenders.

            Notes - collectively, the Revolving Notes.

            Obligations - all Loans, all LC Obligations and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from Borrower to Agent, for its own benefit, from Borrower to Agent for the benefit of any Lender, from Borrower to any Lender or from Borrower to Bank or any other Affiliate of Agent, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement or any of the other Loan Documents, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, including without limitation any Derivative Obligations or Product Obligations owing to Agent, any Lender, Bank or any other Affiliate of Agent.

            Organizational I.D. Number - with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.

            Original Closing Date - November 1, 2001.

            Other Agreements - any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by Borrower, any Subsidiary of Borrower or any other third party and delivered to Agent or any Lender in respect of the transactions contemplated by the Agreement.

            Overadvance - the amount, if any, by which the unpaid balance of Revolving Credit Loans plus the sum of the LC Amount plus the amount of LC Obligations that have not been reimbursed by Borrower or funded with a Revolving Credit Loan, plus reserves, exceeds the Borrowing Base.

            Permitted Acquisition - as defined in the Exchange Note Indenture, as in effect on the date hereof and as amended, supplemented or otherwise modified with the consent of Majority Lenders.

            Permitted CMS Transaction - a sale by Borrower of the CMS Assets to one or more Persons, so long as (i) such sale is for fair market value,
      (ii) the terms of such sale are commercially reasonable and customary for transactions of that type at the time of consummation thereof, (iii) the consideration for such sale is a combination of cash and future services to be provided to Borrower, (iv) no Event of Default is then in existence and (v) the net cash proceeds of such sale are promptly delivered to Agent for application against the then-outstanding principal balance of the Revolving Credit Loans.

            Permitted Distributions - payments made by Borrower in satisfaction of any put right in respect of Borrower's Securities authorized and outstanding on the Original Closing Date exercised by a participant in either Stock Plan, but only to the extent that (i) such payment is required to be made under Section 409 of the Code and (ii) such payment has been deferred by Borrower to the full extent legally permissible under the Code and the terms of the applicable Stock Plan.

            Permitted Liens - any Lien of a kind specified in subsection 8.2.5 of the Agreement.

            Permitted GO Transaction - a sale by Borrower of the GO Facility to one or more Persons and the lease of such facility by Borrower giving rise to a Capitalized Lease Obligation, so long as (i) such sale is for fair market value, (ii) the terms of such sale and lease are commercially reasonable and customary for transactions of that type at the time of consummation thereof, (iii) the lessor delivers to Agent a landlord's agreement with respect to the GO Facility in form and substance reasonably acceptable to Agent, (iv) no Event of Default is then in existence and (v) the net cash proceeds of such sale are promptly delivered to Agent for application against the then-outstanding principal balance of the Revolving Credit Loans.

            Permitted Note Exchange Offer - collectively, exchange offers to be made by Borrower and the City of Weirton, West Virginia to the holders of
      (i) both issues of
      the Senior Notes and (ii) the Bonds, as the case may be, wherein such Person offers to exchange and accepts for exchange, up to the entire outstanding principal amount of such securities, on terms and conditions consistent in all material respects with the Registration Statement or otherwise in accordance with those terms and conditions approved by Agent and Lenders. With the execution of this Agreement, the side letter dated the Original Closing Date executed by Agent, Syndication Agent, each Documentation Agent, each Lender and Borrower with respect to the terms of the Permitted Note Exchange Offer is deemed to be terminated in all respects.

            Permitted Purchase Money Indebtedness - Purchase Money Indebtedness of Borrower incurred after the date hereof which is secured by a Purchase Money Lien and the principal amount of which, when aggregated with the principal amount of all other such Indebtedness and Capitalized Lease Obligations of Borrower and its Subsidiaries at the time outstanding, does not exceed $5,000,000, plus the aggregate amount of such Indebtedness and Capitalized Lease Obligations incurred on or prior to the Original Closing Date in connection with the Liquidity Improvement Financing Program. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases (as opposed to operating leases) shall be computed as a Capitalized Lease Obligation.

            Permitted RD Transaction - a sale by Borrower of the RD Facility to one or more Persons and, if Borrower so determines, the lease of such facility by Borrower giving rise to a Capitalized Lease Obligation, so long as (i) such sale is for fair market value, (ii) the terms of such sale and lease, if any, are commercially reasonable and customary for transactions of that type at the time of the consummation thereof, (iii) if applicable, the lessor delivers to Agent a landlord's agreement with respect to the RD Facility in form and substance reasonably acceptable to Agent, (iv) no Event of Default is then in existence and (v) the net cash proceeds of such sale are promptly delivered to Agent for application against the then-outstanding principal balance of the Revolving Credit Loans.

            Permitted Tandem Mill Transaction - either (i) a sale by Borrower of the Tandem Mill Collateral to one or more Persons and the concurrent lease of such facility by Borrower giving rise to a Capitalized Lease Obligation or (ii) another type of financing transaction pursuant to which Borrower incurs Indebtedness for Money Borrowed secured by up to $90,000,000 of senior Liens on the Tandem Mill Collateral, which, in either case (a) generates net cash proceeds of not less than $50,000,000 and (b) has terms and conditions, and is evidenced by agreements, instruments and documents, satisfactory to Agent and all Lenders, in their reasonable credit judgment. Notwithstanding the foregoing, in exercising their reasonable credit judgment in connection with approval of a Permitted Tandem Mill Transaction proposed by Borrower, Agent and Lenders will not utilize, as a basis for disapproving or withholding any approval or consent to be given to permit such transaction, the fact that Borrower intends to employ a portion of the proceeds to be derived from such transaction in accordance with one or more of the Exchange Indentures providing for payments to be made in respect of the Exchange Notes or the Series C Preferred upon certain dispositions of Collateral.

            Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

            Plan - an employee benefit plan now or hereafter maintained for employees of Borrower or any of its Subsidiaries that is covered by Title IV of ERISA.

            Pledged Account - as defined in subsection 3.3.1 of the Agreement.

            Product Obligations - every obligation of Borrower under and in respect of any one or more of the following types of services or facilities extended to Borrower by Bank, Agent or any Affiliate of Bank or
      Agent: (i) credit cards, (ii) cash management or related services including the automatic clearing house transfer of funds for the account of Borrower pursuant to agreement or overdraft and (iii) cash management, including controlled disbursement services.

            Project Assets - all of the pollution control Equipment and Fixtures located at Borrower's Weirton, West Virginia steel-making facility, the purchase and/or installation of which were financed or refinanced with the proceeds of the Bonds.

            Projections - Borrower's forecasted Consolidated (i) balance sheets,
      (ii) profit and loss statements, (iii) cash flow statements, and (iv) capitalization statements, all prepared on a consistent basis with the historical financial statements of Borrower and its Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions and subject to such qualifications as Borrower customarily includes in its projections for financial purposes.

            Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

            Purchase Money Indebtedness - means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

            Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

            RD Facility - Borrower's Research and Development Facility located on Three Springs Drive, Weirton, West Virginia.

            Registration Statement - Borrower's S-4 Registration Statement attached to the Agreement as Exhibit A-1.

            Reportable Event - any of the events set forth in Section 4043(b) of ERISA.

            Reserve Percentage - the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D.

            Restricted Investment - any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, (including without limitation a loan, advance or capital contribution in connection with any joint venture investment) or otherwise, or in any Property except the following:

                  (i) investments by Borrower, to the extent existing on the
            Original Closing Date, in one or more Subsidiaries of Borrower;

                  (ii) Property to be used in the ordinary course of business;

                  (iii) Current Assets arising from the sale of goods and
            services in the ordinary course of business of Borrower or any of its Subsidiaries;

                  (iv) investments made and maintained only at such time as
            there are no Loans outstanding, in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

                  (v) investments made and maintained only at such time as there are no Loans outstanding, in certificates of deposit maturing within one year from the date of acquisition and fully insured by the Federal Deposit Insurance Corporation;

                  (vi) investments made and maintained only at such time as
            there are no Loans outstanding, in commercial paper given a rating of not lower than A-2/P-2 by a national credit rating agency and maturing not more than 270 days from the date of creation thereof;

                  (vii) investments made and maintained only at such time as there are no Loans outstanding, in money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities;

                  (viii) investments existing on the date hereof and listed on
            Exhibit 8.2.12 hereto; and

                  (ix) investments otherwise expressly permitted pursuant to the
            Agreement.

            Revolving Credit Loan - a Loan made by any Lender pursuant to
      Section 1.1 of the Agreement.

            Revolving Credit Maximum Amount - $200,000,000, as such amount may be reduced from time to time pursuant to the terms of the Agreement.

            Revolving Loan Commitment - with respect to any Lender, the amount of such Lender's Revolving Loan Commitment pursuant to subsection 1.1.1 of the Agreement, as set forth below such Lender's name on the signature page hereof.

            Revolving Loan Percentage - with respect to each Lender, the percentage equal to the quotient of such Lender's Revolving Loan Commitment divided by the aggregate of all Revolving Loan Commitments.

            Revolving Notes - the Secured Promissory Notes executed by Borrower on or about the Original Closing Date in favor of each Lender to evidence the Revolving Credit Loans, which shall be in the form of Exhibit 1.1 to the Agreement, together with any replacement or successor notes therefor.

            Scrap Inventory Purchase - the purchase of certain of Borrower's scrap Inventory in July, 2001 by Herman Strauss, Inc. Iron and Steel Scrap Metals for a purchase price of $1,110,000.

            Security - all shares of stock, partnership interests, membership interests, membership units or other ownership interests in any other Person and all warrants, options or other rights to acquire the same.

            Security Documents - the Guaranty Agreements, the Mortgages and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

            Senior Notes - collectively, the 2004 Senior Notes and the 2005 Senior Notes.

            Series C Preferred - Borrower's Series C Junior Redeemable Convertible Preferred Stock issued in connection with the Permitted Note Exchange Offer, which, among other things, is unsecured, has no voting rights or put rights, is not mandatorily redeemable prior to April 1, 2013 and is not subject to the issuance of dividends.

            Solvent - as to any Person, that such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

            Special Considerations - one or more modifications to, restatement of the terms of, or replacement for, any agreement, arrangement or relationship existing prior to the Original Closing Date between Borrower or any Subsidiary on the one hand and any vendor, supplier, other Person furnishing goods or services or any lender, creditor or similar obligee (including any governmental unit) on the other hand, providing for the prices to be paid by Borrower or such Subsidiary for such goods or services to be decreased, or discounts to be taken or increased, or payment to be deferred, or for any forgiveness or reduction of amounts or obligations owed or otherwise payable by Borrower or such Subsidiary, in each case not included as part of Foster Wheeler/Steamco and in each case reasonably acceptable to Agent.

            Stock Plans - collectively, Borrower's 1984 Employee Stock Ownership Plan and Borrower's 1989 Employee Stock Ownership Plan, as each existed on the Original Closing Date.

            Subordinated Debt - Indebtedness of Borrower or any Subsidiary of Borrower that is subordinated to the Obligations in a manner satisfactory to Agent, and contains terms, including without limitation, payment terms, satisfactory to Majority Lenders.

            Subsidiary - any Person of which another Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

            Swingline Loans - as defined in subsection 1.1.5 of the Agreement.

            Syndication Agent - Foothill Capital Corporation, in its capacity as syndication agent under the Agreement.

            Tandem Mill Collateral - the real Property constituting Borrower's No. 9 Tandem Mill located at Borrower's Weirton, West Virginia steel-making facility and which is legally described on Exhibit A-2 attached to the Agreement, together with all Equipment and Fixtures now or hereafter located thereon (whether or not later moved), including without limitation the Equipment listed on Exhibit A-3 attached to the Agreement.

            Tandem Mill Financing Proceeds - means the cash proceeds of an Approved Financing Transaction, net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred in connection with such Approved Financing Transaction.

            Tandem Mill Sale Proceeds - means the cash proceeds of an Approved Sale and Leaseback relating to the Tandem Mill Collateral, net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred in connection with such Approved Sale and Leaseback and any capital gains taxes incurred in connection with such Approved Sale and Leaseback.

            Tandem Mill Subfacility - the Loan in the aggregate amount of $25,000,000 described in Section 1.3 of the Agreement.

            Tandem Mill Subfacility Loan Notes - the Secured Promissory Notes executed by Borrower on or about the Original Closing Date in favor of each applicable Lender to evidence its Tandem Mill Subfacility, together with any replacement or successor notes therefor.

            Term - as defined in Section 4.1 of the Agreement.

            Tin Mill Collateral - the real Property constituting Borrower's Tin Mill located at Borrower's Weirton, West Virginia steel-making facility and which is legally described on Exhibit A-6 attached to the Agreement, together with all Equipment and Fixtures now or hereafter located thereon (whether or not later moved), including without limitation the Equipment listed on Exhibit A-7 attached to the Agreement; provided, however, that the Equipment referred to in clause (iii) of the definition of the term CMS Assets contained herein shall not constitute Tin Mill Collateral.

            Total Credit Facility - $200,000,000, as reduced from time to time pursuant to the terms of the Agreement.

            Transportation Equipment - the railroad locomotives and railcars owned by Borrower and listed on Exhibit A-8.

            Type of Organization - with respect to any Person, the kind or type of entity by which such Person is organized, such as a corporation or limited liability company.

            UCC - the Uniform Commercial Code as in effect in the State of Illinois on the date of this Agreement, as it may be amended or otherwise modified.

            Unused Line Fee - as defined in Section 2.5 of the Agreement.

            Voting Stock - Securities of any class or classes of a corporation, limited partnership or limited liability company or any other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote with respect to the election of corporate directors (or Persons performing similar functions).

            OTHER TERMS. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

            CERTAIN MATTERS OF CONSTRUCTION. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

                                      A-25